Exhibit 10.15

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of June 30, 2017 and is entered into by and among Stealth BioTherapeutics Corp, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number 165223 (“Stealth Cayman”), Stealth BioTherapeutics Inc., a Delaware corporation (“Stealth Delaware”), and each of their Subsidiaries (other than the MSC) from time to time party hereto (hereinafter collectively referred to as the “Borrower”), HERCULES CAPITAL, INC., formerly known as Hercules Technology Growth Capital, Inc., a Maryland corporation, as lender and any other banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lender (in such capacity, the “Agent”).

RECITALS

A.    Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to Forty Million Dollars ($40,000,000) (the “Term Loan”);

B.    Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1    Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Agent, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Agent a perfected first priority security interest in the subject account or accounts, including as provided for in the Cayman Security Documents.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H, which account numbers may be redacted for security purposes if and when filed publicly by the Borrower.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A, which account numbers may be redacted for security purposes if and when filed publicly by the Borrower.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person, or (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” has the meaning given to it in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Amortization Date” means August 1, 2018; provided however, if Performance Milestone 4 is satisfied prior to July 31, 2018, then February 1, 2019; provided further, if Performance Milestone 5 is satisfied prior to January 31, 2019, then August 1, 2019.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other applicable jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Assignee” has the meaning given to it in Section 11.13.

“Authorized Signatory” means (i) in the case of Stealth Delaware, the Chief Executive Officer or Chief Financial Officer and (ii) in the case of Stealth Cayman, a director.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower Products” means all products, technical data or technology currently being developed, manufactured or sold by Borrower or which Borrower intends to sell, manufacture, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, developed, licensed or distributed by Borrower since its incorporation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Cash” means all cash, cash equivalents and liquid funds.

“Cayman Security Documents” means the following documents, each in form and substance reasonably satisfactory to Agent: (a) that certain Debenture among Stealth Cayman and Agent, and any schedules or ancillary documents thereto, (b) any account charge and (c) such other documents incidental to the foregoing documents as Agent may determine necessary.

“CHALLENGE-HD Milestone” means the achievement of the protocol-specified primary endpoint as described in clinical study protocol CHDR1628 for the Phase 1b clinical trial for the treatment of early stage Huntington’s disease with an acceptable safety profile and initial signs of efficacy such that the data support in accordance with prevailing FDA guidelines and, as applicable, Stealth Delaware’s executive officers and/or Stealth Cayman’s Board of Directors, acting in good faith and within their corporate authority, have approved the advancement of SBT- 20 into a Phase 2 clinical trial for the treatment of Huntington’s disease or another neurodegenerative disease, subject to verification by Agent in its reasonable discretion (including supporting documentation reasonably requested by Agent).

“Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower in which the holders of Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower is the surviving entity; or (ii) sale or issuance by Borrower of equity securities to investors, none of whom are current investors in Borrower (or their Affiliates), which securities represent, as of immediately following the closing (or, if there be more than one, any closing) thereof, fifty percent (50%) or more of the then-outstanding total combined voting power of Borrower; provided that the Company Reorganization shall not be deemed a Change in Control; provided further that a bona fide equity financing for the purposes of raising capital from institutional investors shall not constitute a Change in Control if the Agent or Required Lenders, upon Borrower’s written request and upon reasonable prior written notice (which in any event shall not be less than ten (10) days’ prior notice to the proposed effective date of such consent), provide written consent that the institutional investors are acceptable to Agent or Required Lenders in their reasonable discretion.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the property described in Section 3.

“Company Reorganization” means a reorganization of the Borrower in connection with an Initial Public Offering such that Stealth Cayman will become a wholly-owned subsidiary of a newly formed Delaware corporation that shall be the registrant in such Initial Public Offering, which reorganization shall be implemented (a) substantially as described in the preliminary prospectus constituting part of the registration statement relating to such Initial Public Offering and provided to Agent on June 10, 2017 (the “Registration Statement”) or (b) otherwise with Agent’s prior written consent (which shall not be unreasonably withheld or delayed), so long as Borrower provides no less than ten (10) days’ prior written notice of any changes or deviations from the Registration Statement.

“Confidential Information” has the meaning given to it in Section 11.12.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness of another Person, including any such obligation guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Cornell License” means that certain Exclusive License Agreement dated as of April 20, 2006, among Stealth Cayman (f/k/a Stealth Peptides International Inc.) and Cornell Research Foundation, Inc. and Institut de Recherches Cliniques de Montreal, as amended as of October 7, 2010.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Due Diligence Fee” means $30,000, which fee is due to and has been paid to Lender on or prior to the Closing Date, which fee shall be used to pay the Lender’s non-legal transaction costs and due diligence expenses, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to it in Section 9.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender or Agent’s failure to comply with Section 2.9(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, or any amended or successor version that is substantively comparable and not materially more onerous to comply with, any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.

“Financial Statements” has the meaning given to it in Section 7.1.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time provided that the parties agree that GAAP as in effect on the date of this Agreement shall be applicable for the interpretation of “capital lease obligations” in the definition of “Indebtedness”, unless the parties otherwise agree in writing.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether state, local, territory, province or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“IDDEA-HF Milestone” means the achievement of the protocol-specified primary endpoint as described in clinical study protocol SPIHF-204 for the Phase 2 clinical trial of elamipretide for the treatment of heart failure with reduced ejection fraction with an acceptable safety profile and initial signs of efficacy such that the data support in accordance with prevailing FDA guidelines and, as applicable, Stealth Delaware’s executive officers and/or Stealth Cayman’s Board of Directors, acting in good faith and within their corporate authority, have approved the advancement of elamipretide into a Phase 3 clinical trial in heart failure, subject to verification by Agent in its reasonable discretion (including supporting documentation requested by Agent).

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within one hundred eighty (180) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Facility Charge” means $200,000.

“Initial Patient Milestone” means Borrower’s first patient has been dosed in a FDA-compliant Phase 3 clinical trial of elamipretide, subject to verification by Agent in its reasonable discretion (including supporting documentation requested by Agent).

“Initial Public Offering” means the initial firm commitment underwritten offering of common stock pursuant to a registration statement under the Securities Act of 1933 filed with and declared effective by the Securities and Exchange Commission.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions or compromises or other arrangements generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Joinder Agreements” means for each Subsidiary (other than the MSC), a completed and executed (i) Joinder Agreement in substantially the form attached hereto as Exhibit G with respect to Subsidiaries formed or organized under the laws of the United States of America or any state, commonwealth or territory thereof, or (ii) joinder documentation in form and substance reasonably satisfactory to Agent joining such Subsidiary as a party under the Cayman Security Documents or similar security documents under the relevant jurisdictions, as applicable, with respect to Subsidiaries organized outside of the United States or the Cayman Islands.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrant, the Subordination Agreement, the Pledge Agreement, the Cayman Security Documents, each Process Letter and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means an occurrence that has a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform when due the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Maximum Term Loan Amount” means Forty Million and No/100 Dollars ($40,000,000).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“Minimum MSC Cash Amount” shall have the meaning assigned to such term in Section 7.14.

“MSC” shall have the meaning assigned to such term in Section 7.14.

“Net Financing Proceeds” means unrestricted (including not subject to any clawback, redemption, escrow or similar contractual restriction) (a) net cash proceeds from one or more bona fide equity financings of Borrower, (b) net cash proceeds from one or more Subordinated Indebtedness financings of Borrower and/or (c) upfront net cash proceeds from corporate collaborations, licensing arrangements or similar arrangements, in each case received in an account subject to an Account Control Agreement.

“Note(s)” means a Term Note.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means (i) all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment and (ii) any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) imposed by a change in law on a Lender’s or Agent’s loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto that result to increase the cost to such Lender or Agent of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or Agent.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.

“Performance Milestone 1” means satisfaction of each of the following events: (a) after May 31, 2017, receipt by Borrower of at least Thirty Million Dollars ($30,000,000) of Net Financing Proceeds (inclusive of amounts raised in satisfaction of Section 4.1(f)) and (b) achievement of either the Phase 3 Pathway Milestone or the ReSTORE-HF Milestone, in each case, subject to verification by Agent in its reasonable discretion (including supporting documentation reasonably requested by Agent).

“Performance Milestone 2” means satisfaction of each of the following events: (a) after May 31, 2017, and prior to June 30, 2018, receipt by Borrower of at least One Hundred Million Dollars ($100,000,000) (inclusive of amounts raised in satisfaction of Section 4.1(f) and Performance Milestone 1) of Net Financing Proceeds and (b) achievement of either the PROGRESS-HF Milestone or the IDDEA-HF Milestone, in each case, subject to verification by Agent in its reasonable discretion (including supporting documentation reasonably requested by Agent).

“Performance Milestone 3” means satisfaction of each of the following events: (a) prior to June 30, 2018, achievement of the Initial Patient Milestone and (b) achievement of at least one of following prior to June 30, 2018: (i) the ReSTORE-HF Milestone, (ii) the PROGRESS-HF Milestone, (ii) the IDDEA-HF Milestone, (iv) the ReCLAIM Milestone, or (v) the CHALLENGE-HD Milestone; provided however, that the event satisfying clause (c) shall not be in the same therapeutic indication as the Initial Patient Milestone satisfying clause (b), in each case, subject to verification by Agent in its reasonable discretion (including supporting documentation reasonably requested by Agent).

“Performance Milestone 4” means satisfaction of each of the following events: (a) after May 31, 2017, receipt by Borrower of at least One Hundred Fifty Million Dollars ($150,000,000) (inclusive of amounts raised in satisfaction of Section 4.1(f) and Performance Milestone 1, Performance Milestone 2 and Performance Milestone 3) of Net Financing Proceeds and (b) achievement of at least two of the following: (i) the Initial Patient Milestone, (ii) the ReSTORE-HF Milestone, (iii) the PROGRESS-HF Milestone, (iv) the IDDEA-HF Milestone, (v) the ReCLAIM Milestone and (vi) the CHALLENGE-HD Milestone, in each case, subject to verification by Agent in its reasonable discretion (including supporting documentation reasonably requested by Agent).

“Performance Milestone 5” means satisfaction of each of the following events: (a) achievement of Performance Milestone 4; and (b) after May 31, 2017, receipt by Borrower of at least Two Hundred Fifty Million Dollars ($250,000,000) (inclusive of amounts raised in satisfaction of Section 4.1(f) and Performance Milestone 1, Performance Milestone 2, Performance Milestone 3 and Performance Milestone 4) of Net Financing Proceeds and (d) achievement of at least three of the following: (i) the Initial Patient Milestone, (ii) the ReSTORE-HF Milestone, (iii) the PROGRESS-HF Milestone, (iv) the IDDEA-HF Milestone, (v) the ReCLAIM Milestone and (vi) the CHALLENGE-HD Milestone, in each case, subject to verification by Agent in its reasonable discretion (including supporting documentation reasonably requested by Agent).

“Permitted Acquisition” shall mean any acquisition (including by way of merger) by Borrower of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or capital stock of another Person, in each case located entirely within the United States of America, which is conducted in accordance with the following requirements:

(a)    such acquisition is of a business or Person engaged in a line of business related to that of the Borrower or its Subsidiaries;

(b)    if such acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of Borrower or of a Subsidiary and the Borrower shall comply, or cause such Subsidiary to comply, with 7.13 hereof or (ii) such Person shall be merged with and into Borrower (with the Borrower being the surviving entity);

(c)    if such acquisition is structured as the acquisition of assets, such assets shall be acquired by Borrower;

(d)    the Borrower shall have delivered to Lender not less than fifteen (15) nor more than forty five (45) days prior to the date of such acquisition, notice of such acquisition together with pro forma projected financial information, copies of all material documents relating to such acquisition, and historical financial statements for such acquired entity, division or line of business, in each case in form and substance satisfactory to Lender and demonstrating compliance with the covenants set forth in Section 7.21 hereof on a pro forma basis as if the acquisition occurred on the first day of the most recent measurement period;

(e)    both immediately before and after such acquisition no default or Event of Default shall have occurred and be continuing; and

(f)    if the sum of the purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by Borrower with respect thereto, including the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is subject, shall not be greater than $500,000 for all such acquisitions during the term of this Agreement.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $250,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens”, provided such Indebtedness does not exceed the cost of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are unsecured or are secured by Cash and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $300,000 at any time outstanding, (viii) other unsecured (or secured solely by specific assets of the Borrower) Indebtedness in an amount not to exceed $300,000 at any time outstanding, (ix) intercompany Indebtedness as long as either (A) the Indebtedness is among the Borrowers, (B) the Indebtedness is of any Borrower to any Subsidiary, and such Indebtedness constitutes Subordinated Indebtedness and otherwise qualifies as a Permitted Investment, or (C) each of the Subsidiary obligor and the Subsidiary obligee under such Indebtedness is a Subsidiary that has executed a Joinder Agreement; (x) guarantees of any items of Permitted Indebtedness; (xi) security deposits in Cash in connection with real property leases in an aggregate amount not to exceed $250,000; and (xii) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and at the time of the Investment by Borrower or the applicable Subsidiary having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; and (e) corporate debt obligations maturing no more than 12 months from the date of acquisition thereof and at the time of investment having a rating of at least A3 or A- from either Standard & Poors or Moody’s Investor Service; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under agreements approved by the Borrower’s board of directors in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers, and Investments permitted pursuant to Section 7.7 hereof; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s board of directors; (viii) Investments consisting of travel advances, reimbursement of moving expenses, commuter and travel expenses, and tax gross up payments to employees or consultants relating to income received by such employees or consultants in connection with the same, in an aggregate amount not to exceed $350,000 per fiscal year; (ix) Investments in existing or newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Joinder Agreement and execute such other documents as shall be reasonably requested by Lender; (x) Investments in subsidiaries organized outside of the United States approved in advance by the Required Lenders; (xi) licenses, joint ventures or strategic alliances and similar arrangements in the ordinary course of Borrower’s business consisting of licenses permitted hereunder or the providing of technical support, provided that any cash Investments by Borrower in another Person (other than another Borrower or a Subsidiary that has entered into a Joinder pursuant to the terms hereof) do not exceed $100,000 in the aggregate in any fiscal year; (xii) Investments in the MSC as permitted under Section 7.14; (xiii) Permitted Indebtedness that constitutes Investments; (xiv) Investments in Permitted Acquisitions and (xv) additional Investments that do not exceed $250,000 in the aggregate per fiscal year.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment, software, other Intellectual Property in connection with such Equipment or other capital assets constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory, common law and contractual rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) (A) Liens on Cash securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed $250,000 at any time; and (xv) precautionary filings in connection with operating leases in the Equipment that is the subject of such leases; (xvi) contractual liens in connection with Permitted Transfers; and (xvii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xvii) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the ordinary course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property or Borrower Products in the ordinary course of business and exclusive licenses for the use of the Intellectual Property of Borrower or Borrower Products or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in this clause (ii), the license (A) constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise transfer any Intellectual Property, (B) (I) is limited in territory with respect to a specific geographic country or region (i.e. Japan, Germany, northern China) outside of the United States or (II) with respect to no more than one (1) license entered into during the term of this Agreement, is limited in therapeutic indication with respect to a single therapeutic indication and (C) with respect to any such license other than the Specified License, Borrower has obtained the consent and acknowledgement of the counterparty to such license for the collateral assignment of such license to the Agent for the benefit of the Lenders, or (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, (iv) Permitted Investments to the extent constituting transfers of property, (v) Permitted Liens to the extent constituting transfers of property, and (vi) other transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Phase 3 Pathway Milestone” means confirmation by Agent that Borrower’s Type C Meeting for elamipretide in mitochondrial myopathy results in an acceptable pathway to a Phase 3 study for elamipretide in mitochondrial myopathy such that Borrower can continue towards an Initial Patient Milestone event and, as applicable, Stealth Delaware’s executive officers and/or Stealth Cayman’s Board of Directors, acting in good faith and within their corporate authority, have approved moving towards an Initial Patient Milestone, subject to verification by Agent in its reasonable discretion (including supporting documentation requested by Agent).

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.5.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent).

“Pledge Agreement” means the Pledge Agreement to be executed between Borrower and Agent following the Company reorganization, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Process Letter” means each of (a) that certain letter agreement whereby Stealth Cayman and each Subsidiary that is organized outside of the United States appoint CT Corporation System, or other agent reasonably acceptable to Agent, as its agent for the purpose of accepting service of any process in the United States and (b) that certain letter agreement whereby Morningside Venture (I) Investments Limited appoints CT Corporation System, or other agent reasonably acceptable to Agent, as its agent for the purpose of accepting service of any process in the United States.

“PROGRESS-HF Milestone” means the achievement of the protocol-specified primary endpoint as described in clinical study protocol SPIHF-201 for the Phase 2 clinical trial of elamipretide for the treatment of patients hospitalized with congestion due to heart failure with an acceptable safety profile and initial signs of efficacy such that the data support in accordance with prevailing FDA guidelines and, as applicable, Stealth Delaware’s executive officers and/or Stealth Cayman’s Board of Directors, acting in good faith and within their corporate authority, have approved the advancement of elamipretide into a Phase 3 clinical trial in heart failure, subject to verification by Agent in its reasonable discretion (including supporting documentation reasonably requested by Agent).

“Receivables” means all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights.

“ReCLAIM Milestone” means the achievement of the protocol-specified primary endpoint as described in clinical study protocol SPIAM-101 for the Phase 1b clinical trial of elamipretide for the treatment of intermediate age-related macular degeneration with an acceptable safety profile and initial signs of efficacy such that the data support in accordance with prevailing FDA guidelines and, as applicable, Stealth Delaware’s executive officers and/or Stealth

Cayman’s Board of Directors, acting in good faith and within their corporate authority, have approved the advancement of elamipretide into a Phase 2 clinical trial for the treatment of age- related macular degeneration, subject to verification by Agent in its reasonable discretion (including supporting documentation reasonably requested by Agent).

“Register of Mortgages and Charges” means the register of mortgages and charges of and maintained by the Stealth Cayman in accordance with the Companies Law (2016 Revision) of the Cayman Islands.

“Required Lenders” means at any time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding.

“ReSTORE-HF Milestone” means the achievement of the protocol-specified primary endpoint as described in clinical study protocol SPIHF-203 for the Phase 2 clinical trial of elamipretide for the treatment of heart failure with preserved ejection fraction with an acceptable safety profile and initial signs of efficacy such that the data support in accordance with prevailing FDA guidelines and, as applicable, Stealth Delaware’s executive officers and/or Stealth Cayman’s Board of Directors, acting in good faith and within their corporate authority, have approved the advancement of elamipretide into a Phase 3 clinical trial in heart failure, subject to verification by Agent in its reasonable discretion (including supporting documentation reasonably requested by Agent).

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document (other than the Warrant), including any obligation to pay any amount now owing or later arising.

“Specified License” means a licensing or similar arrangement with respect to Asian rights for elamipretide and an option for Asian and US rights for SBT-20 with a non- Affiliated investment-grade recognized and established strategic investor (as determined by Lender) with upfront unrestricted (including not subject to any clawback, redemption, escrow or similar contractual restriction) net cash proceeds equal to or greater than Twenty Million Dollars ($20,000,000) and standard (as determined by Lender) milestone and royalty payments.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion.

“Subordination Agreement” means that certain subordination agreement among Borrower, Agent and Morningside Venture (I) Investments Limited, dated as of the Closing Date.

“Subsequent Financing” means the closing of any equity financing of Borrower or any direct or indirect parent entity of Borrower offered to multiple investors primarily for the purposes of raising capital which becomes effective after the Closing Date (including, for the avoidance of doubt, after the Company Reorganization) and prior to the closing of an Initial Public Offering.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls more than 50% of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan Advance” means each Tranche 1 Advance, Tranche 2 Advance, Tranche 3 Advance, Tranche 4 Advance and any other Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) the Prime Rate plus 5.50% or (ii) 9.50%.

“Term Loan Maturity Date” means January 1, 2021; provided that if Performance Milestone 4 is satisfied prior to July 31, 2018, then July 1, 2021.

“Term Note” means a Promissory Note in substantially the form of Exhibit B. “Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“Tranche 1 Advance” shall have the meaning assigned to such term in Section 2.2(a).

“Tranche 2 Advance” shall have the meaning assigned to such term in Section 2.2(a).

“Tranche 3 Advance” shall have the meaning assigned to such term in Section 2.2(a).

“Tranche 4 Advance” shall have the meaning assigned to such term in Section 2.2(a).

“Tranche 4 Facility Charge” means one percent (1%) of each Tranche 4 Advance.

“Type C Meeting” means a ‘Type C Meeting’ as described in the FDA draft guidance for industry Formal Meetings Between the FDA and Sponsors or Applicants of PDUFA Products issued in March 2015.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unrestricted Cash” means Cash held by Borrower in account(s) subject to an Account Control Agreement in favor of Agent.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.9(g)(ii)(2)(III).

“Warrant” means any warrant entered into on the date hereof by and between Borrower and Hercules Capital, Inc., as may be amended, restated or modified from time to time.

“Withholding Agent” means the Borrower and the Agent.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE LOAN

2.1    [Reserved].

2.2    Term Loan.

(a)    Advances. Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, a Term Loan Advance of $12,500,000 on the Closing Date (the “Tranche 1 Advance”). Subject to the terms and conditions of this Agreement, beginning on the date Borrower achieves Performance Milestone 1 and continuing through September 30, 2017, Borrower may request and Lender shall make an additional Term Loan Advance in a principal amount of $2,500,000 (the “Tranche 2 Advance”). Subject to the terms and conditions of this Agreement, beginning on the date Borrower achieves Performance Milestone 3 and continuing through June 30, 2018, Borrower may request and Lender shall make additional Term Loan Advances in an aggregate principal amount of $5,000,000 (the “Tranche 3 Advance”). Subject to the terms and conditions of this Agreement, and conditioned on approval by Lenders’ investment committee in its sole and unfettered discretion, beginning on the date Borrower achieves Performance Milestone 4 and continuing through September 30, 2018, Borrower may request additional Term Loan Advances in an aggregate principal amount up to $20,000,000, in minimum increments of $5,000,000 (each, a “Tranche 4 Advance”). The aggregate outstanding Term Loan Advances may be up to the Maximum Term Loan Amount.

(b)    Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least three (3) Business Days before the Advance Date other than the Closing Date, which shall be at least one (1) Business Day) to Agent. Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied or waived by Agent in writing as of the requested Advance Date.

(c)    Interest. The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d)    Payment. Borrower will pay interest in arrears on each Term Loan Advance on the first Business Day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured

Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) are repaid. The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to Lender under each Term Advance and (ii) out-of-pocket legal fees and costs incurred by Agent or Lender in connection with Section 11.11 of this Agreement.

2.3    Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal amount of the Term Loan Advances; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4    Default Interest. In the event any payment is not paid on the scheduled payment date (other than due to ACH failure), an amount equal to four percent (4%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(c) plus four percent (4%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(c) or Section 2.4, as applicable.

2.5    Prepayment. At its option upon at least five (5) Business Days prior notice to Agent, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance, all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, 3.0%; after twelve (12) months but prior to twenty four (24) months, 2.0%; and thereafter, 0.5% (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a

Change in Control. Notwithstanding the foregoing, Agent and Lender agree to waive the Prepayment Charge if Agent, Lender or any of their respective Affiliates (in its sole and absolute discretion) agree in writing to refinance the Advances on or prior to the Maturity Date.

2.6    End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge of the greater of (a) $750,000 and (b) five percent (5%) of the aggregate principal amount of all Advances. Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

2.7    Notes. If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.13) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.8    Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant Lender.

2.9    Taxes.

(a)    Defined Terms. For purposes of this Section 2.9, the term “applicable law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender or Agent, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)     Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by Borrower. Borrower shall indemnify the Lender or Agent, as applicable, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or Agent, as applicable, or required to be withheld or deducted from a payment to such Lender or Agent, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.9, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.9(g)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

1.

any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

2.

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by Borrower or Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:

I.

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W- 8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

II.	executed copies of IRS Form W-8ECI;

III.

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

IV.

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

3.

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

4.

if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause 4, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.9 (including by the payment of additional amounts pursuant to this Section 2.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 2.9 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3. SECURITY INTEREST

3.1    As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

3.2    Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (i) Borrower’s Intellectual Property; provided, however, that the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”) or (ii) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination or cessation of such prohibition, such interest shall immediately become Collateral without any action by Borrower, Agent or Lenders. Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1    Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a)    executed copies of the Loan Documents (other than the Warrant, which shall be an original), Account Control Agreements, a legal opinion of Borrower’s Cayman Islands counsel and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)    certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

(c)    certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d)    a draft of the updated Register of Mortgages and Charges of Stealth Cayman including the details of the security being granted under the Loan Documents to the satisfaction of Agent;

(e)    a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified could have a Material Adverse Effect;

(f)    receipt by Borrower after May 31, 2017 and prior to the Closing Date of at least Ten Million Dollars ($10,000,000) of Net Financing Proceeds;

(g)    payment of the Due Diligence Fee and the Initial Facility Charge and reimbursement of Agent’s and Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted (if not already paid by Borrower) from the initial Advance;

(h)    copies of each insurance policy required hereunder; and

(i)    such other documents as Agent may reasonably request.

4.2    All Advances. On each Advance Date:

(a)    Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.2(b), as applicable, each duly executed by an Authorized Signatory, and (ii) any other documents Agent may reasonably request to demonstrate satisfaction of any applicable performance milestone.

(b)    With respect to each Tranche 4 Advance, Agent shall have received payment of the Tranche 4 Facility Charge for such Advance.

(c)    The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d)    Immediately after and before such Advance no default or Event of Default shall have occurred and be continuing.

(e)    Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (c) and (d) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3    No Default. As of the Closing Date and each Advance Date, as applicable, (i) no fact or condition exists that could (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1    Corporate Status. Stealth Delaware is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, Stealth Cayman is an exempted company duly incorporated, legally existing and in good standing under the laws of the Cayman Islands and each Borrower is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), owned and leased locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2    Collateral. Borrower owns the Collateral and owns or has the right to use the Intellectual Property, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3    Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any material law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents and the Warrant on behalf of Borrower are duly authorized to do so.

5.4    Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

5.5    Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, that is reasonably expected to result in a Material Adverse Effect.

5.6    Laws. Neither Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any agreement or instrument evidencing Indebtedness, or any other agreement to which it is a party or by which it is bound, which default would constitute an Event of Default or reasonably be expected to have a Material Adverse Effect.

Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

None of Borrower or any of its Subsidiaries is (i) in violation of any Anti Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti Terrorism Law, or (iii) is a Blocked Person. None of Borrower or any of its Subsidiaries, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti- money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7    Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken together with all such other reports, statements or other documents or writings, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not materially misleading at the time such statement was made or deemed made (it being recognized by Agent and the Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results). Additionally, any and all financial or business projections provided by Borrower to Agent, are at the time delivered (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s board of directors (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized, that actual results may differ).

5.8    Tax Matters. Except as described on Schedule 5.8 and except those being contested in good faith with adequate reserves under GAAP, (a) Borrower has filed all material federal tax returns, state income tax returns and other material state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all such taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9    Intellectual Property Claims. Except for Permitted Liens, Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property owned by Borrower and material to Borrower’s business. Except as described on Schedule 5.9, (i) to Borrower’s knowledge, each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property of Borrower has been judged by a decision of a court of competent jurisdiction, invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower in writing that any material Intellectual Property of Borrower violates the rights of any third party except to the extent such claim would reasonably be expected to have a Material Adverse Effect. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in breach of, nor has Borrower failed to perform any obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in breach thereof or has failed to perform any obligations thereunder, in each case, except where such breach or failure to perform would not reasonably be expected to have a Material Adverse Effect.

5.10    Intellectual Property. Except as described on Schedule 5.10, Borrower has or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC and except as provided in Schedule 5.10, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Borrower’s owned Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and to the extent applicable, Borrower owns or has the right to use, pursuant to valid licenses, all material software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of

Borrower Products. For the avoidance of doubt, shrink-wrap licenses, click on license agreements, equipment leases where Borrower is the licensee or lessee, open source code and other licenses available to the public without customization shall not be considered a material License.

5.11    Borrower Products. Except as described on Schedule 5.11, no material Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened (in writing) litigation, inter-party proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material respect Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. To Borrower’s knowledge, there is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future material Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging Borrower’s ownership in or right to use any material Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto. To Borrower’s knowledge, neither Borrower’s use of its material Intellectual Property nor the production and sale of Borrower Products infringes in any material respect the Intellectual Property or other rights of others.

5.12    Financial Accounts. Exhibit E, as may be updated by the Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies in all non-ministerial respects, the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13    Employee Loans. Except as permitted in clause (viii) of Permitted Investments, Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14    Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1    Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain (a) prior to the consummation of the Company Reorganization, a minimum of $1,000,000 of directors’ and officers’ insurance for each occurrence and $1,000,000 in the aggregate and (b) on and after the consummation of the Company Reorganization, a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2    Certificates. Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Agent (shown as “Hercules Capital, Inc.”, as Agent”) is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee and subrogation is waived against Agent for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable and waiver of subrogation against Agent endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient) or any other change adverse to Agent’s interests. Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. At Agent’s request, Borrower shall provide Agent with copies of each insurance policy, and upon entering or amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.

6.3    Indemnity. Borrower agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting directly from any Indemnified Person’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, the Loan Agreement.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1    Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)    as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by details (which may be provided in the accompanying Compliance Certificate) of any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)    as soon as practicable (and in any event within 45 days) after the end of each of the first three calendar quarters of each year, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by details (which may be provided in the accompanying Compliance Certificate) of any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments; as well as the most recent capitalization table for Borrower, including the weighted average exercise price of employee stock options and (iii) that they do not contain certain equity-related non-cash items that are customarily included in annual financial statements (e.g., warrant liabilities and stock-based compensation);

(c)    as soon as practicable (and in any event (i) prior to the Company Reorganization, within one hundred eighty (180) days and (ii) on and after the Company Reorganization, ninety (90) days) after the end of each fiscal year unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any audit report from such accountants; provided that Borrower’s unqualified opinion on financial statements may contain a limitation as to going concern;

(d)    as soon as practicable (and in any event within 30 days) after the end of each month, a Compliance Certificate in the form of Exhibit F;

(e)    as soon as practicable (and in any event within 30 days) after the end of each month, a report showing agings of accounts receivable and accounts payable;

(f)    promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available generally to holders of its preferred stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the SEC or any Governmental Authority that may be substituted therefor, or any national securities exchange;

(g)    financial and business projections promptly following their approval by Borrower’s board of directors, and in any event no later than 60 days after the end of each fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Agent;

(h)    promptly following each meeting of the Board, copies of all presentation materials that Borrower provides to its directors in connection with meetings of the Board shall be made available for inspection by Agent at Borrower’s premises at reasonable times and upon reasonable notice, provided that all in all cases Borrower may exclude any information or materials related to executive compensation, confidential information, any attorney-client privileged information and any information that would raise a conflict of interest with Agent or Lenders and

(i)    prompt notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, or (c) is indicted on charges involving money laundering.

Borrower shall not make any change in its (a) accounting policies or reporting practices, except as required or permitted by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate may be sent via email to Agent at legal@herculestech.com and kkosofsky@htgc.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to legal@herculestech.com and kkosofsky@htgc.com; provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: (650) 473-9194, attention Chief Credit Officer. Notwithstanding the foregoing, after the Company Reorganization, documents required to be delivered under Sections 7.1(a), (b), (c) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC or posted on the Borrower’s website) shall be deemed to have been delivered on the date on which such information is so filed or posted.

7.2    Management Rights. Borrower shall permit any representative that Agent or Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours (but in any event no more than once in any 12 month period unless an Event of Default has occurred and is continuing). In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3- 101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies.

7.3    Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give to Agent a first priority Lien on the Collateral (subject to Permitted Liens. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall in its reasonable business judgment protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4    Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) purchase money Indebtedness, (c) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower, (d) obligations providing for the payment in full of the Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), or (e) as otherwise permitted hereunder or approved in writing by Agent.

7.5    Collateral. Borrower shall at all times keep the Collateral, the Intellectual Property and all its other property and assets free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice when Borrower knows of any legal process affecting such, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property. Borrower shall not agree with any Person other than Agent or Lender not to encumber its property, other than Permitted Liens. Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its Intellectual Property, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) in connection with Permitted Liens and Permitted Transfers, and (d) customary restrictions on the assignment of leases, licenses and other agreements. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets.

7.6    Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7    Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest of the Borrower or such Subsidiary other than pursuant to employee, director or consultant repurchase plans or other similar agreements, in an aggregate amount not to exceed $250,000 per fiscal year, (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest of the Borrower or such Subsidiary, except that a Subsidiary or a Borrower may pay dividends or make distributions to Borrower.

7.8    Transfers. Except for Permitted Transfers, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.9    Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower, (b) a Borrower into another Borrower or (c) in connection with the Company Reorganization), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, other than Permitted Investments. Borrower may dissolve any Subsidiary so long as such assets are promptly distributed or transferred to the Subsidiary’s shareholder.

7.10    Taxes. Borrower and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Agent, or Lender related to the Loan or this Agreement (other than taxes imposed on or measured by the net income of Agent and/or Lender and any other Excluded Taxes) or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns (or extensions) in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11    Corporate Changes. Except in connection with the Company Reorganization, neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent. The Borrower shall not suffer a Change in Control. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States of America. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (v) relocations of Borrower Products (including compounds and materials used to manufacture biopharmaceuticals or which are used for nonclinical or clinical studies, testing or trials) to Subsidiaries who have entered into a Joinder, contract manufacturing organizations, distribution service firms, contract research organizations, clinical sites, clinical investigators and other institutions necessary for the conduct of clinical studies, in each case, in the ordinary course of business, (w) Permitted Transfers (x) Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $250,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States of America and, (iii) if such relocation is to a third party bailee and the Collateral has a value in excess of $250,000, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.

7.12    Deposit Accounts. Neither Borrower nor any Subsidiary (other than the MSC) shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement. The provisions of the previous sentence shall not apply to (i) Borrower’s account number XXXX6289 held at Standard Chartered Bank (HK) Ltd; provided that the amount deposited therein shall not exceed (a) prior to July 30, 2017, $2,400,000 and (b) on and after July 30, 2017, $250,000, and (ii) until July 30, 2017, Borrower’s account number XXXXXX1858 held at Citizens Bank, National Association; provided that the amount deposited therein shall not exceed (a) prior to July 7, 2017, $3,100,000 and (b) from July 7, 2017 through and including July 30, 2017, $200,000.

7.13    Borrower shall notify Agent of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Subsidiary (other than the MSC) to execute and deliver to Agent a Joinder Agreement.

7.14    Massachusetts Securities Corporation. Borrower may make Investments in one Subsidiary qualifying as a “security corporation” under Massachusetts General Laws Ch. 63, Section 38B(a), as amended, supplemented and/or modified (a “MSC”) or permit such MSC to hold any Cash or other assets, as long as Borrower maintain Unrestricted Cash in an amount greater than or equal to 115% of the outstanding Secured Obligations plus the amount of Borrower’s accounts payable under GAAP not paid after the 90th day following the invoice date for such accounts payable (such amount, the “Minimum MSC Cash Amount”).

7.15    Notification of Event of Default. Borrower shall notify Agent immediately of the occurrence of any Event of Default.

7.16    Cornell License. Borrower shall not materially amend or terminate the Cornell License or permit the Cornell License to be terminated.

7.17    Use of Proceeds. Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes. The proceeds of the Loans Credit will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.18    Joinder/Security in Connection with Company Reorganization. Borrower, including any successor in interest of Borrower after the Company Reorganization, shall execute the Pledge Agreement, amend Section 11.19(a) as may be necessary and take all other steps reasonably requested by Agent so that immediately upon the consummation of such Company Reorganization, Agent shall have a perfected first priority security interest in all assets of the Borrower and its Subsidiaries as required under the Loan Documents.

7.19    [Reserved.]

7.20    Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any controlled Affiliates, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the

OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any controlled Affiliates, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

 On and after July 30, 2017, Borrower shall implement and maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

 None of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

7.21    Minimum Cash. At all times prior to achievement of the earliest to occur of Performance Milestone 1 and Performance Milestone 2, Borrower shall maintain Unrestricted Cash in an amount greater than or equal to Six Million Dollars ($6,000,000) plus the amount of Borrower’s accounts payable under GAAP not paid after the 90th day following the invoice date for such accounts payable. Borrower shall provide Agent evidence of compliance with the financial covenants under this Section 7.21 in each Compliance Certificate to be executed by an Authorized Signatory of the Borrower and upon request in form and substance reasonably acceptable to Agent and supporting documentation reasonably requested by Agent.

7.22    Post-Closing Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Closing Date, Borrower shall:

(a)    deliver to Agent on or before July 30, 2017, each Process Letters;

(b)    deliver to Agent on or before July 30, 2017, appropriate evidence showing closure of Borrower’s account number XXXXXX1858 held at Citizens Bank, National Association;

(c)    use commercially reasonable efforts to deliver to Agent on or before August 29, 2017, a landlord waiver in form and substance satisfactory to Agent for 275 Grove Street, Suite 3-107, Newton, Middlesex County, MA 02466;

(d)    use commercially reasonable efforts to deliver to Agent on or before August 29, 2017, a bailee waiver in form and substance satisfactory to Agent for Virginia Polytechnic Institute and State University, 1051 Integrated Life Science Building, 1981 Kraft Drive, Blacksburg, VA 24060;

(e)    deliver to the Agent on or before July 6, 2017, certificates of insurance in favor of Agent that evidence Borrower’s compliance with its insurance obligations as described in Sections 6.1 and 6.2; and

(f)    deliver to the Agent on or before August 7, 2017, appropriate evidence showing loss payable, waiver of subrogation and/or additional insured clauses or endorsements in favor of Agent as described in Section 6.2.

SECTION 8. RIGHT TO INVEST

8.1    Lender or its assignee or nominee shall have the right, in its discretion, to participate in the next Subsequent Financing in an amount no less than $250,000 and up to $1,000,000 on the same terms, conditions and pricing afforded to other investors purchasing securities for cash in any such Subsequent Financing. For any purchase by Lender or its assignee or nominee, the purchasing entity shall be an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, and such purchasing entity shall execute the definitive purchase agreement and other agreements executed by such other investors in connection with such Subsequent Financing.

In addition, if Borrower or any direct or indirect parent entity of Borrower undertakes an Initial Public Offering, Borrower will use its commercially reasonable efforts to cause the managing underwriter(s) of the Initial Public Offering to designate a number of shares equal to $1,000,000 of the common stock to be offered in the Initial Public Offering for sale under a “directed shares program” (such shares, the “Directed Shares”) and shall instruct such underwriter(s) to allocate the Directed Shares to be offered for sale, and to the extent such offer is accepted, sold to Lender and/or its designated affiliates. Lender acknowledges and agrees that (i) despite Borrower’s use of its commercially reasonable efforts, the underwriter(s) may determine their sole discretion that it is not advisable to designate all such shares as Directed Shares in the Initial Public Offering, in which case the number of Directed Shares may be reduced or no Directed Shares may be designated, as applicable; and (ii) notwithstanding the terms of this Agreement, the sale of any Directed Shares to any person pursuant hereto will only be made in compliance with all applicable FINRA Rules and federal, state and local laws, rules and regulations.

This Section 8.1, and all rights and obligations hereunder, shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, the Loan Agreement and shall terminate on the 10th anniversary of this Agreement.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1    Payments. Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2    Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.16, 7.17, 7.18, 7.20, 7.21 and 7.22) or any other Loan Document, such breach or default continues for more than ten (10) Business Days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.16, 7.17, 7.18, 7.20, 7.21 and 7.22 the occurrence of such default; or

9.3    Material Adverse Effect. A circumstance has occurred that has had a Material Adverse Effect; provided that solely for purposes of this Section 9.3, the failure to achieve Performance Milestone 1, Performance Milestone 2, Performance Milestone 3, Performance Milestone 4 or Performance Milestone 5, in each case in and of itself, shall not constitute a Material Adverse Effect.; or

9.4    Representations. Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect when made or when deemed made; or

9.5    Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay the Secured Obligations under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted for 3 consecutive Business Days, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6    Attachments; Judgments. Any portion of Borrower’s assets attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least $250,000 and remains unstayed, unbonded and unsatisfied for more than ten (10) days, or Borrower is enjoined or in any way prevented by court order from conducting any material part of its business; or

9.7    Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of $250,000.

SECTION 10. REMEDIES

10.1    General. Upon and during the continuance of any one or more Events of Default, (i) Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2    Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the direction of the Required Lenders shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations and obligations that are stated to survive the payment of the Secured Obligations), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3    No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4    Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

10.5    Notices. The Agent agrees not to issue a notice of exclusive control under any Account Control Agreement unless an Event of Default has occurred and Agent has exercised any remedies under the Loan Documents.

SECTION 11. MISCELLANEOUS

11.1    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2    Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to Agent:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Kristen Kosofsky

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: legal@herculestech.com ; kkosofsky@htgc.com

Telephone: 650-289-3060

(b)	If to Lender:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Kristen Kosofsky

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: legal@herculestech.com ; kkosofsky@htgc.com

Telephone: 650-289-3060

(c)	If to Borrower:

Stealth BioTherapeutics Inc.

Attention: Henry Hess

275 Grove Street, Ste. 3-107

Newton, MA 02466

email: henry.hess@stealthbt.com

Telephone: 617-340-3289

or to such other address as each party may designate for itself by like notice.

11.3    Entire Agreement; Amendments.

(a)    This Agreement, the Notes (if any) and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated June 1, 2017, and prior versions thereof).

(b)    Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and the Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder) or extend the scheduled date of any payment thereof, without the written consent of each Lender directly affected thereby (provided that the milestones to establish the maturity date and amortization payments may be modified with the consent of the Required Lenders and the Borrower); (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, or, except as otherwise permitted under this Agreement, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Borrower from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.17 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, the Lender, the Agent and all future holders of the Loans.

11.4    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5    No Waiver. The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers. No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6    Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and shall survive the execution and delivery of this Agreement. Sections 6.3 and 8.1 shall survive the termination of this Agreement.

11.7    Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Other than in connection with the Company Reorganization and subject to the terms of this Agreement, Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; provided, however, that Lender, acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders and the principal amounts owing to each Lender; provided further that upon Borrower’s request, Borrower shall have right to inspect register; provided further that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower (as reasonably determined by Agent), it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed.

11.8    Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lender in the State of California, and shall have been accepted by Agent and Lender in the State of California. Payment to Agent and Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents (other than the Cayman Security Documents) shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9    Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10    Mutual Waiver of Jury Trial / Judicial Reference.

(a)    Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and Lender; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b)    If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)    In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11    Professional Fees. Borrower promises to pay Agent’s and Lender’s reasonable fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other reasonable professionals’ fees and expenses incurred by Agent and

Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12    Confidentiality. Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by Borrower in connection with this Agreement, the Loan Documents, and the diligence and term sheet negotiation relating to same, are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential, proprietary or secret by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential, proprietary or secret (the “Confidential Information”). Accordingly, Agent and Lender agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its controlled affiliates if Agent or Lender in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public without any disclosure by Agent or Lender that would otherwise breach this Section; (c) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over Agent or Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral during the continuation of an Event of Default; (g) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior written consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13    Assignment of Rights. Borrower acknowledges and understands that Agent or Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14    Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lender in Cash.

11.15    Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16    No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lender and the Borrower.

11.17    Agency.

(a)    Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)    Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Loan Commitments) in effect on the date on which indemnification is sought under this Section 11.17, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c)    Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d)    Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:

(i)	be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii)

have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lender, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)

except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

(e)    The Agent shall not be liable to the Lender for any action taken or not taken by it (i) with the consent or at the request of the Lender or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f)    The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(g)    Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Loan Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement, the Loan Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.18    Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “ Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.12.

11.19    Multiple Borrowers.

(a)    Borrower’s Agent. Each of the Borrowers hereby irrevocably appoints Stealth Delaware as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan and receiving account statements and other notices and communications to Borrowers (or any of them) from the Agent or any Lender. The Agent may rely, and shall be fully protected in relying, on any request for the Term Loan, disbursement instruction, report, information or any other notice or communication made or given by Stealth Delaware, whether in its own name or on behalf of one or more of the other Borrowers, and the Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of the Borrowers’ obligations hereunder be affected thereby.

(b)    Waivers. Each Borrower hereby waives: (i) any right to require the Agent to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with the Agent or any Indebtedness of the Agent or any Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy the Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of the Agent or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of the Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Secured Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of all of the Secured Obligations. If any claim is ever made upon the Agent for repayment or recovery of any amount or amounts received by the Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and the Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by the Agent with any such claimant (including without limitation the any other Borrower), then and in any such event, each Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Borrower shall be and remain liable to the Agent and the Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by the Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Until the payment of the Secured Obligations and thereafter upon any recovery, disgorgement or set aside of any Secured Obligations, each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c)     Consents. Each Borrower hereby consents and agrees that, without notice to or by the other Borrower and without affecting or impairing in any way the obligations or liability of such Borrower hereunder, the Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Secured Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which the Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) during the continuance of an Event of Default, apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as the Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable. Each Borrower consents and agrees that the Agent shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Secured Obligations. Each Borrower further consents and agrees that the Agent shall have no duties or responsibilities whatsoever with respect to the care of any property securing any or all of the Secured Obligations other than as required under this Agreement. Without limiting the generality of the foregoing, the Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.

(d)    Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Agent. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of the Agent or any Lender with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting the Agent to furnish to it any information now or hereafter in the Agent’s possession concerning the same or any other matter.

(e)    Subordination. All Indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Secured Obligations and after the occurrence and during the continuation of an Event of Default, the Borrower holding the Indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

STEALTH BIOTHERAPEUTICS INC.

Signature:	/s/ Reenie McCarthy
Print Name:	Reenie McCarthy
Title:	President and Secretary

STEALTH BIOTHERAPEUTICS CORP

Signature:
Print Name:	Louise Garbarino
Title:	Director

[Signature Page to Loan and Security Agreement (Hercules/Stealth)]

IN WITNESS WHEREOF, Borrower, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

STEALTH BIOTHERAPEUTICS INC.

Signature:
Print Name:	Reenie McCarthy
Title:	President and Secretary

STEALTH BIOTHERAPEUTICS CORP

Signature:	/s/ Louise Garbarino
Print Name:	Louise Garbarino
Title:	Director

[Signature Page to Loan and Security Agreement (Hercules/Stealth)]

Accepted in Palo Alto, California:

AGENT:

HERCULES CAPITAL, INC

Signature:	/s/ Jennifer Choe
Print Name:	Jennifer Choe
Title:	Assistant General Counsel

LENDER:

HERCULES CAPITAL, INC

Signature:	/s/ Jennifer Choe
Print Name:	Jennifer Choe
Title:	Assistant General Counsel

[Signature Page to Loan and Security Agreement (Hercules/Stealth)]

Table of Exhibits and Schedules

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B:	Term Note

Exhibit C:	Name, Locations, and Other Information for Borrower

Exhibit D:	Borrower’s Patents, Trademarks, Copyrights and Licenses

Exhibit E:	Borrower’s Deposit Accounts and Investment Accounts

Exhibit F:	Compliance Certificate

Exhibit G:	Joinder Agreement

Exhibit H:	ACH Debit Authorization Agreement

Exhibit I-1:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit I-2:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit I-3:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit I-4:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1	Subsidiaries
Schedule 1.1	Commitments
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 5.3	Consents, Etc.
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products
Schedule 5.14	Capitalization

EXHIBIT A

ADVANCE REQUEST

To:	Agent:	Date:	, 20[ ]
Hercules Capital, Inc. (the “Agent”) 400 Hamilton Avenue, Suite 310 Palo Alto, CA 94301 email: legal@herculestech.com; kkosofsky@htgc.com Attn:

[Stealth BioTherapeutics Corp, an exempted company incorporated with limited liability under the laws of the Cayman Islands] [Stealth BioTherapeutics Inc., a Delaware corporation] (“Borrower”) hereby requests from Hercules Capital, Inc. (“Lender”) an Advance in the amount of              Dollars ($            ) on             ,          (the “Advance Date”) pursuant to the Loan and Security Agreement among Borrower, Agent and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)    Issue a check payable to Borrower

or

(b)    Wire Funds to Borrower’s account                        [IF FILED PUBLICLY, ACCOUNT INFO REDACTED FOR SECURITY PURPOSES]

Bank:
Address:

ABA Number:
Account Number:
Account Name:
Contact Person:
Phone Number
To Verify Wire Info:
Email address:

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties by Borrower set forth in the Agreement and in the Warrant are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no default or Event of Default under the Loan Documents shall have occurred and be continuing. Borrower understands and acknowledges that Agent has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Borrower agrees to notify Agent promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Agent has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of [            ], 20[    ].

BORROWER: [ ]

SIGNATURE:
TITLE:
PRINT NAME:

ATTACHMENT TO ADVANCE REQUEST

Dated:

Borrower hereby represents and warrants to Agent that Borrower’s current name and organizational status is as follows:

Name:	[ ]

Type of organization:	Corporation

State of organization:	[ ]

Organization file number:

Borrower hereby represents and warrants to Agent that the street addresses, cities, states and postal codes of its current locations are as follows:

EXHIBIT B

SECURED TERM PROMISSORY NOTE

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). PURSUANT TO TREASURY REGULATION SECTION 1.1275-3, FOR INFORMATION REGARDING THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE, AND YIELD TO MATURITY, PLEASE CONTACT STEALTH BIOTHERAPEUTICS INC., ATTENTION: HENRY HESS, 275 GROVE STREET, STE. 3-107, NEWTON, MA 02466, EMAIL: HENRY.HESS@STEALTHBT.COM, TELEPHONE: 617-340-3289.

$[ ], 000,000	Advance Date: , 20[ ]

Maturity Date: , 20[ ]

FOR VALUE RECEIVED, Stealth BioTherapeutics Corp, an exempted company incorporated with limited liability under the laws of the Cayman Islands, and Stealth BioTherapeutics Inc., a Delaware corporation (the “Borrower”) hereby promises to pay to Hercules Capital, Inc., a Maryland corporation or the registered holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the registered holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [ ] Million Dollars ($[ ],000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a rate as set forth in Section 2.2(c) of the Loan Agreement based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated June 30, 2017, by and among Borrower, Hercules Capital, Inc., a Maryland corporation (the “Agent”) and the several banks and other financial institutions or entities from time to time party thereto as lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER FOR ITSELF AND

ON BEHALF OF ITS SUBSIDIARIES:    [                                                  ]

By:
Title:

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1.    Each Borrower represents and warrants to Agent that such Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	Stealth BioTherapeutics Corp
Type of organization:	Exempted company incorporated with limited liability
State of organization:	Cayman Islands
Organization file number:	165223

Name:	Stealth BioTherapeutics Inc.
Type of organization:	Corporation
State of organization:	Delaware
Organization file number:	4444582

2.    Each Borrower represents and warrants to Agent that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Stealth BioTherapeutics Corp
Name:	Stealth Peptides International Inc.
Used during dates of:	4/3/06 to 8/3/15
Type of Organization:	Exempted company incorporated with limited liability
State of organization:	Cayman Islands
Organization file Number:	165223
Borrower’s fiscal year ends on December 31
Borrower’s federal employer tax identification number is: N/A

Stealth BioTherapeutics Inc.
Name:	Stealth Peptides Incorporated
Used during dates of:	10/22/07 to 4/13/2015
Type of Organization:	Corporation
State of organization:	Delaware
Organization file Number:	4444582
Borrower’s fiscal year ends on December 31
Borrower’s federal employer tax identification number is: 26-1512085

3.    Each Borrower represents and warrants to Agent that its principal offices are located at:

Stealth BioTherapeutics Inc.	Stealth BioTherapeutics Corp
275 Grove Street, Suite 3-107	2nd Floor, Le Prince de Galles, 3-5 Avenue
Newton, MA 02466	des Citronniers, MC 98000, Monaco

EXHIBIT D

BORROWER’S PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

Material Licenses

Exclusive License Agreement dated as of April 20, 2006, among Stealth Cayman (f/k/a Stealth Peptides International Inc.), Cornell Research Foundation, Inc. and Institut de Recherches Cliniques de Montreal, as amended on October 7, 2010.

Patents and Patent Applications

Attached separately.

Trademarks and Trademark Schedules

Attached separately.

EXHIBIT E

BORROWER’S DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

Institution Name and Address	Account Number	Name of Account Owner	Account Type
Standard Chartered Bank (HK) Ltd 17f, Standard Chartered Tower 388 Kwun Tong Road Kwun Tong, Kowloon	xxxxxxx6289	Stealth BioTherapeutics Corp	Depository

Citizens Bank One Citizens Plaza Providence, RI 02903 USA	xxxxxx9633	Stealth BioTherapeutics Inc.	Depository

Citizens Bank One Citizens Plaza Providence, RI 02903 USA	xxxxxx1858	Stealth BioTherapeutics Inc.	Depository

EXHIBIT F

COMPLIANCE CERTIFICATE

Hercules Capital, Inc. (as “Agent”)

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated June 30, 2017 and the Loan Documents (as defined therein) entered into in connection with such Loan and Security Agreement all as may be amended from time to time (hereinafter referred to collectively as the “Loan Agreement”) by and among the several banks and other financial institutions or entities from time to time party thereto (collectively, the “Lender”), Hercules Capital, Inc., as agent for the Lender (the “Agent”), Stealth BioTherapeutics Corp, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Stealth Cayman”) and Stealth BioTherapeutics Inc., a Delaware corporation (“Stealth Delaware” and, individually and collectively with Stealth Cayman and each of Stealth Cayman and Stealth Delaware’s respective Subsidiaries, the “Company”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding the Company; hereby certifies, in such capacity, that in accordance with the terms and conditions of the Loan Agreement, the Company is in compliance for the period ending                      of all covenants, conditions and terms therein and hereby reaffirms that all representations and warranties contained therein are true and correct in all material respects, other than as disclosed in this Compliance Certificate, on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties. Attached are the required documents supporting the above certification. The undersigned further certifies that these are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year-end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED

Interim Financial Statements	Monthly within 30 days

Interim Financial Statements	Quarterly within 45 days (for first 3 FQ of each year)

Audited Financial Statements	FYE within 180 days (within 90 days after IPO)

Most recent Capitalization Table	Quarterly within 45 days (for first 3 FQ of each year)

Accounts Receivable and Accounts
Payable (7.1(e))	Monthly within 30 days

Projections (7.1(g))	FYE within 60 days

7.21 – Minimum Cash

Has either Performance Milestone 1 or Performance Milestone 2 been achieved?      Yes;      No

If Yes, in compliance.

If No:

(A) Unrestricted Cash: $

(B) amount of Borrower’s accounts payable under GAAP and not paid after the 90th day following the invoice date for such accounts payable: $

(C) item (A) minus item (B): $

Is item (C) greater than or equal to $6,000,000?

     Yes (in compliance);      No (not in compliance)

The undersigned hereby also confirms the below disclosed accounts represent all depository accounts and securities accounts presently open in the name of each Borrower or Borrower Subsidiary, as applicable.

		Depository AC #	Financial Institution	Account Type (Depository / Securities)	Last Month Ending Account Balance	Purpose of Account
BORROWER Name/Address:
1
2
3
4
5
6
7

BORROWER SUBSIDIARY Name/Address
1
2
3
4
5
6
7

Very Truly Yours,

[ ],
on behalf of itself and its Subsidiaries

By:
Name:
Its:

EXHIBIT G

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [            ], 20[    ], and is entered into by and between                              ., a                      corporation (“Subsidiary”), and HERCULES CAPITAL, INC., a Maryland corporation (as “Agent”).

RECITALS

A. Subsidiary’s Affiliates, [Stealth BioTherapeutics Corp, an exempted company incorporated with limited liability under the laws of the Cayman Islands and Stealth BioTherapeutics Inc., a Delaware corporation] (individually and collectively, “Company”) [has entered/desires to enter] into that certain Loan and Security Agreement dated June 30, 2017, with the several banks and other financial institutions or entities from time to time party thereto as lender (collectively, the “Lender”) and the Agent, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Agent agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.

By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that (a) with respect to (i) Section 5.1 of the Loan Agreement, Subsidiary represents that it is an entity duly organized, legally existing and in good standing under the laws of [                     ], (b) neither Agent nor Lender shall have any duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other Loan Documents, (c) that if Subsidiary is covered by Company’s insurance, Subsidiary shall not be required to maintain separate insurance or comply with the provisions of Sections 6.1 and 6.2 of the Loan Agreement, and (d) that as long as Company satisfies the requirements of Section 7.1 of the Loan Agreement, Subsidiary shall not have to provide Agent separate Financial Statements. To the extent that Agent or Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other Loan Documents, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other Person or entity. By way of example (and not an exclusive list): (i) Agent’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed among Company, Agent and Lender shall be deemed provided to Subsidiary; (ii) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (iii) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

3.

Subsidiary agrees not to certificate its equity securities without Agent’s prior written consent, which consent may be conditioned on the delivery of such equity securities to Agent in order to perfect Agent’s security interest in such equity securities.

4.

Subsidiary acknowledges that it benefits, both directly and indirectly, from the Loan Agreement, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement on the basis that (a) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (b) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.

5.

As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Subsidiary grants to Agent a security interest in all of Subsidiary’s right, title, and interest in and to the Collateral.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

.

By:
Name:
Title:

Address:

Telephone:
email:

AGENT:

HERCULES CAPITAL, INC.

By:
Name:
Title:

Address:
400 Hamilton Ave., Suite 310
Palo Alto, CA 94301
email: legal@herculestech.com; kkosofsky@htgc.com
Telephone: 650-289-3060

EXHIBIT H

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Re: Loan and Security Agreement dated as of June 30, 2017 (the “Agreement”) by and among Stealth BioTherapeutics Corp, an exempted company incorporated with limited liability under the laws of the Cayman Islands and Stealth BioTherapeutics Inc., a Delaware corporation (individually and collectively, “Borrower”) and Hercules Capital, Inc., as agent (“Company”) and the lenders party thereto (collectively, the “Lender”)

In connection with the above referenced Agreement, Stealth BioTherapeutics Inc. hereby authorizes the Company to initiate debit entries for (i) the periodic payments due under the Agreement and (ii) out-of-pocket legal fees and costs incurred by Agent or Lender pursuant to Section 11.11 of the Agreement to the Borrower’s account indicated below. The Borrower authorizes the depository institution named below to debit to such account.

[IF FILED PUBLICLY, ACCOUNT INFO REDACTED FOR SECURITY PURPOSES]

DEPOSITORY NAME	BRANCH

CITY	STATE AND ZIP CODE

TRANSIT/ABA NUMBER	ACCOUNT NUMBER

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

(Borrower)(Please Print)

By:

Date:

EXHIBIT I-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of June 30, 2017 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among [Stealth BioTherapeutics Corp, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Stealth Cayman”), Stealth BioTherapeutics Inc., a Delaware corporation (“Stealth Delaware”)], and each of their Subsidiaries (hereinafter collectively referred to as the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”) and Hercules Capital, Inc., formerly known as Hercules Technology Growth Capital, Inc., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lender (in such capacity, the “Agent”).

Pursuant to the provisions of Section 2.9 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                   , 20[    ]

EXHIBIT I-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of June 30, 2017 (as amended, supplemented or otherwise    modified from time    to time, the “Agreement”), by    and among [Stealth BioTherapeutics Corp, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Stealth Cayman”), Stealth BioTherapeutics Inc., a Delaware corporation (“Stealth Delaware”)], and each of their Subsidiaries (hereinafter collectively referred to as the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”) and Hercules Capital, Inc., formerly known as Hercules Technology Growth Capital, Inc., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lender (in such capacity, the “Agent”).

Pursuant to the provisions of Section 2.9 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

EXHIBIT I-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of June 30, 2017 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among [Stealth BioTherapeutics Corp, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Stealth Cayman”), Stealth BioTherapeutics Inc., a Delaware corporation (“Stealth Delaware”)], and each of their Subsidiaries (hereinafter collectively referred to as the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”) and Hercules Capital, Inc., formerly known as Hercules Technology Growth Capital, Inc., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lender (in such capacity, the “Agent”).

Pursuant to the provisions of Section 2.9 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT I-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of June 30, 2017 (as amended, supplemented or otherwise    modified from time    to time, the “Agreement”), by    and among [Stealth BioTherapeutics Corp, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Stealth Cayman”), Stealth BioTherapeutics Inc., a Delaware corporation (“Stealth Delaware”)], and each of their Subsidiaries (hereinafter collectively referred to as the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”) and Hercules Capital, Inc., formerly known as Hercules Technology Growth Capital, Inc., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lender (in such capacity, the “Agent”).

Pursuant to the provisions of Section 2.9 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W- 8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W- 8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “First Amendment”), dated as of March 12, 2018 (the “First Amendment Effective Date”), is made among STEALTH BIOTHERAPEUTICS CORP, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number 165223 (“Stealth Cayman”), STEALTH BIOTHERAPEUTICS INC., a Delaware corporation (“Stealth Delaware” and, together with Stealth Cayman, hereinafter individually and collectively referred to as “Borrower”), HERCULES CAPITAL, INC., a Maryland corporation (“Hercules”), in its capacity as administrative agent and collateral agent for itself and Lender (in such capacity, “Agent”).

A. Borrower has requested that Lender agree to certain waivers under, and amendments to, the Loan and Security Agreement dated as of June 30, 2017 by and among the Borrower, Hercules and Agent (the “Loan and Security Agreement”). Lender has agreed to such request, subject to the terms and conditions hereof.

B. Borrower has failed to comply with Sections 7.6, 7.9, 7.13 and 7.15 of the Loan and Security Agreement with respect to creation of Stealth BioTherapeutics (HK) Limited 德泰生物醫藥(香港)有限公司, a company incorporated with limited liability under the laws of Hong Kong with registered number 2577497 (“Stealth HK”), and Section 7.12 of the Loan and Security Agreement with respect to the bank account of Stealth HK (the “Specified Defaults”). Borrower has requested that Agent and Lender agree to waive the Specified Defaults and their rights and remedies against Borrower with respect to the Specified Defaults. Although Agent and Lender are under no obligation to do so, they have agreed to such requests, subject to the terms and conditions hereof.

Accordingly, the parties hereto agree as follows:

SECTION 1    Definitions; Interpretation.

(a)    Terms Defined in Loan and Security Agreement. All capitalized terms used in this First Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan and Security Agreement.

(b)    Interpretation. The rules of interpretation set forth in Section 1 of the Loan and Security Agreement shall be applicable to this First Amendment and are incorporated herein by this reference.

SECTION 2    Amendments to the Loan and Security Agreement.

(a)    Amendments. The Loan and Security Agreement shall be amended as follows effective as of the First Amendment Effective Date:

(i)    New Definitions. The following definitions are added to Section 1.1 in their proper alphabetical order:

“First Amendment Effective Date” means March 12, 2018.

“Stealth HK” shall mean Stealth BioTherapeutics (HK) Limited 德泰生物醫藥(香港 )有限公司, a company incorporated with limited liability under the laws of the Hong Kong with registered number 2577497.

1

(ii)    Amended and Restated Definitions. The following definitions are hereby amended and restated as follows:

“Pledge Agreement” means that certain Pledge Agreement, dated as of the First Amendment Effective Date, by and among Borrower and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

(iii)    Amended Definition. The following definitions are hereby amended as follows:

“Permitted Transfers”. The definition of “Permitted Transfers” is hereby amended by replacing “and (vi) other transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year” with “(vi) transfers of the assets of Stealth HK to Stealth Cayman or Stealth Delaware, and (vii) other transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year” therein.

(iv)    Section 3.2. Section 3.2 is hereby amended by deleting the period at the end of the first sentence thereof and replacing it with the following:

“or (iii) any Equity Interests in excess of 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of Stealth HK which shares entitle the holder thereof to vote for directors or any other matter.”

(v)    Section 7.11. Section 7.11 is hereby amended by adding “Stealth HK shall not amend the voting thresholds of its equity holders unless approved in advance by Agent and the Required Lenders.” immediately after “The Borrower shall not suffer a Change in Control.” therein.

(vi)    Section 7.12. Section 7.12 is hereby amended and restated as follows.

“Deposit Accounts. Neither Borrower nor any Subsidiary (other than the MSC) shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement. The provisions of the previous sentence shall not apply to (i) Stealth Cayman’s account number XXXX6289 held at Standard Chartered Bank (Hong Kong) Ltd,, provided that the amount deposited therein shall not exceed $250,000, and (ii) Stealth HK’s account number XXX-X-XXX104-8 held at Standard Chartered Bank (Hong Kong) Ltd., provided that the amount deposited therein shall not exceed $100,000 at any one time.”

(vii)    Section 7.18. Section 7.18 is hereby amended and restated as follows:

“Joinder/Security in Connection with Company Reorganization. Borrower, including any successor in interest of Borrower after the Company Reorganization, shall take all steps reasonably requested by Agent so that immediately upon the consummation of such Company Reorganization, Agent shall have a perfected first priority security interest in all assets of the Borrower and its Subsidiaries as required under the Loan Documents.”

(viii)    Section 7.19. Section 7.19 is hereby amended and restated as follows:

“Stealth HK. Borrower agrees that Stealth HK shall not: (i) as of any time of determination, hold any assets or be liable for any liabilities in excess of $100,000, in each case in the aggregate; (ii) receive any Cash from any Person in excess of $100,000 in the aggregate in any fiscal year; or (iii) own or otherwise have the right to use any Intellectual Property or any exclusive licenses for the use of any (a) Intellectual Property of Stealth Cayman or Stealth Delaware or (b) Borrower Products of Stealth Cayman or Stealth Delaware.”

(ix)    Schedules and Exhibits. The schedule and exhibits of the Loan and Security Agreement specified in Annex A hereto shall be amended and restated in their entirety with the corresponding schedule or exhibit, as applicable, included in Annex A.

(b)    Approval of Investments in Stealth HK. Pursuant to clause (x) of the definition of “Permitted Investment,” the Required Lenders hereby approves Investments in Stealth HK not to exceed $100,000 in the aggregate in any fiscal year.

(c)    References Within Loan and Security Agreement. Each reference in the Loan and Security Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Loan and Security Agreement as amended by this First Amendment.

SECTION 3    Waiver of Specified Defaults.

(a)    Subject to the terms of this First Amendment, Agent and Lender hereby waive the Specified Defaults.

(b)    Agent’s and Lender’s agreement to waive the Specified Defaults (1) in no way shall be deemed an agreement by Agent or Lender to waive Borrower’s compliance with the above-described covenant(s) as of all other dates or with respect to all other Subsidiaries, (2) shall not limit or impair Agent’s or Lender’s right to demand strict performance of the covenant(s) as of all other dates or with respect to all other Subsidiaries and (3) shall not limit or impair Agent’s or Lender’s right to demand strict performance of all other covenants as of any date.

(c)    The waiver set forth in this Section 3 is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (1) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (2) otherwise prejudice any right or remedy which Agent or Lender may now have or may have in the future under or in connection with any Loan Document.

SECTION 4    Conditions of Effectiveness. The effectiveness of this First Amendment shall be subject to the satisfaction of each of the following conditions precedent:

(a)    Fees and Expenses. Borrower shall have paid (i) all invoiced costs and expenses then due in accordance with Section 6(e), and (ii) all other fees, costs and expenses, if any, due and payable as of the First Amendment Effective Date under the Loan and Security Agreement.

(b)    This First Amendment. Agent shall have received this First Amendment, executed by Agent, Lender and Borrower (including Stealth HK).

(c)    Pledge Agreement. Agent shall have received the Pledge Agreement, executed by Agent and Borrower.

(d)    Representations and Warranties; No Default. On the First Amendment Effective Date, after giving effect to the waivers under and amendment of the Loan and Security Agreement contemplated hereby:

(i)    The representations and warranties contained in Section 5 of this First Amendment shall be true and correct on and as of the First Amendment Effective Date as though made on and as of such date; and

(ii)    There exist no Events of Default or events that with the passage of time would result in an Event of Default.

SECTION 5    Representations and Warranties. To induce the Agent and Lender to enter into this First Amendment, Borrower hereby confirms, as of the date hereof, (a) that the representations and warranties made by it in Section 5 of the Loan and Security Agreement and in the other Loan Documents are true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; (b) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; and (c) other than as updated on Annex B attached hereto, that the information included in the Perfection Certificate delivered to Agent on the Effective Date remains true and correct. For the purposes of this Section 5, (i) each reference in Section 5 of the Loan and Security Agreement to “this Agreement,” and the words “hereof,” “herein,” “hereunder,” or words of like import in such Section, shall mean and be a reference to the Loan and Security Agreement as amended by this First Amendment, (ii) any representations and warranties which relate solely to an earlier date shall not be deemed confirmed and restated as of the date hereof (provided that such representations and warranties shall be true, correct and complete as of such earlier date) and (iii) the accuracy of the representations and warranties of the Borrower made by it in Section 5 of the Loan and Security Agreement shall be determined for all purposes hereunder after giving effect to all updates to Schedules or Exhibits reflected on Annex A attached hereto.

SECTION 6    Miscellaneous.

(a)    Loan Documents Otherwise Not Affected; Reaffirmation. Except as expressly amended pursuant hereto or referenced herein, the Loan and Security Agreement and the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects. Lender’s and Agent’s execution and delivery of, or acceptance of, this First Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future. Borrower hereby reaffirms the grant of security under Section 3 of the Loan and Security Agreement and hereby reaffirms that such grant of security in the Collateral secures all Secured Obligations under the Loan and Security Agreement, including without limitation any Term Loans funded on or after the First Amendment Effective Date, as of the date hereof.

(b)    Conditions. For purposes of determining compliance with the conditions specified in Section 34, each Lender that has signed this First Amendment (which constitute all Lenders) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

(c)    Release. In consideration of the agreements of Agent and each Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lender and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this First Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan and Security Agreement, or any of the other Loan Documents or transactions thereunder or related thereto. Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above. Borrower waives the provisions of California Civil Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(d)    No Reliance. Borrower hereby acknowledges and confirms to Agent and Lender that Borrower is executing this First Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(e)    Costs and Expenses. Borrower agrees to pay to Agent within ten (10) days of its receipt of an invoice (or on the First Amendment Effective Date to the extent invoiced on or prior to the First Amendment Effective Date), the out-of-pocket costs and expenses of Agent and Lender party hereto, and the fees and disbursements of counsel to Agent and Lender party hereto (including allocated costs of internal counsel), in connection with the negotiation, preparation, execution and delivery of this First Amendment and any other documents to be delivered in connection herewith on the First Amendment Effective Date or after such date.

(f)    Binding Effect. This First Amendment binds and is for the benefit of the successors and permitted assigns of each party.

(g)    Governing Law. THIS FIRST AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF CALIFORNIA), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL.

(h)    Complete Agreement; Amendments. This First Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this First Amendment and the Loan Documents merge into this First Amendment and the Loan Documents.

(i)    Severability of Provisions. Each provision of this First Amendment is severable from every other provision in determining the enforceability of any provision.

(j)    Counterparts. This First Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Amendment. Delivery of an executed counterpart of a signature page of this First Amendment by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

(k)    Loan Documents. This First Amendment and the documents related thereto shall constitute Loan Documents.

[Balance of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment, as of the date first above written.

BORROWER:

STEALTH BIOTHERAPEUTICS CORP,
as Borrower

By:	/s/ Louise Garbarino
Name:	Louise Garbarino
Title:	Director

STEALTH BIOTHERAPEUTICS INC.,
as Borrower

By:	/s/ Reenie McCarthy
Name:	Reenie McCarthy
Title:	President

[Signature Page to First Amendment to Loan and Security Agreement (Hercules/Stealth)]

AGENT AND LENDER:

HERCULES CAPITAL, INC, as Agent and Lender

By:	/s/ Jennifer Choe
Name:	Jennifer Choe
Title:	Assistant General Counsel

[Signature Page to First Amendment to Loan and Security Agreement (Hercules/Stealth)]

ANNEX A

UPDATES TO SCHEDULES AND EXHIBITS

(see attached)

EXHIBIT D

BORROWER’S PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

ANNEX B

PERFECTION CERTIFICATE

PERFECTION CERTIFICATE

TO:    Hercules Capital, Inc.

The undersigned, a Director of Stealth BioTherapeutics Corp, a Cayman entity and the sole shareholder of Stealth BioTherapeutics Inc. (individually and collectively, the “Company”), hereby represents and warrants as of the date hereof to you on behalf of the Company as follows:

NAMES OF THE COMPANY

The name of the Company as it appears in its current Articles or Certificate of Incorporation is: “Stealth BioTherapeutics Corp” and “Stealth BioTherapeutics Inc.”.

The federal employer identification number of the Company is: 26-1512085 (Stealth BioTherapeutics Inc.).

The Company is formed under the laws of the Cayman Islands (Stealth BioTherapeutics Corp) and the State of Delaware (Stealth BioTherapeutics Inc.).

The organizational identification number issued to the Company under its jurisdiction of formation is: 165223 (Stealth BioTherapeutics Corp); 4444582 (Stealth BioTherapeutics Inc.).

The Company transacts business in the following states (and/or countries) (list jurisdictions other than jurisdiction of formation): Stealth BioTherapeutics Inc.: Connecticut, Florida, Illinois, Maine, Massachusetts, Michigan, New Jersey, North Carolina, Pennsylvania, Rhode Island.

The Company is duly qualified to transact business as a foreign entity in the following states (and/or countries) (list jurisdictions other than jurisdiction of formation): Stealth BioTherapeutics Inc.: Connecticut, Florida, Illinois, Maine, Massachusetts, Michigan, New Jersey, North Carolina, Pennsylvania, Rhode Island.

The following is a list of all other names (including fictitious names, d/b/a’s, trade names or similar names) currently used by the Company or used within the past five years:

Name	Period of Use	Note whether prior legal name, fictitious name, d/b/a, trade name, etc.
Stealth Peptides International Inc. (Stealth BioTherapeutics Corp)	4/3/06 – 8/3/15	Prior legal name

Stealth Peptides Incorporated (Stealth BioTherapeutics Inc.)	10/22/07 – 4/12/15	Prior legal name

Stealth BioTherapeutics Inc. (Stealth BioTherapeutics Inc.)	1/15/15 – 4/12/15	d/b/a

1

The following are the legal names and jurisdictions of formation of all entities which have been merged into the Company during the past five years:

N/A

Legal Name of Merged Entity	Entity Jurisdiction of Formation	Year of Merger

The following are the legal names and addresses (including jurisdictions of formation) of all entities from whom the Company has acquired any personal property in a transaction not in the ordinary course of business during the past five years, together with the date of such acquisition and the type of personal property acquired (e.g., equipment, inventory, etc.):

N/A

Legal Name	Jurisdiction of Formation / Address	Date of Acquisition	Type of Property

EQUITY-RELATED MATTERS

Is the Company publicly-traded or privately held?

Public    ☐     Private    ☒

If public, provide the following information:

Date of Listing

Exchange (e.g., NASDAQ, NYSE, LSE, etc.)

Ticker/Trading symbol

Tax/Accounting Year

Is the Company current in its SEC and/or other reporting?

Last report filed

2

If private, attach a current capitalization table as a schedule.

Provided to Agent in Data Room (see Section 5).

PARENT/SUBSIDIARIES OF THE COMPANY

The legal name of each subsidiary and parent of the Company is as follows. (A “parent” is an entity directly owning more than 50% of the outstanding capital stock of the Company. A “subsidiary” is an entity, 50% or more of the outstanding capital stock of which is directly owned by the Company.)

Name	Subsidiary/Parent	Fed. Employer ID No.
Stealth BioTherapeutics Inc. (subsidiary of Stealth BioTherapeutics Corp)	Sub ☒ Parent ☐	26-1512085

Stealth BioTherapeutics Corp (parent of Stealth BioTherapeutics Inc.)	Sub ☐ Parent ☒	N/A

Stealth BioTherapeutics (HK) Limited (subsidiary of Stealth BioTherapeutics Corp)	Sub ☐ Parent ☐	N/A

The following is a list of the respective jurisdictions and dates of formation of the parent and each subsidiary of the Company:

Name	Jurisdiction	Date of Formation
Stealth BioTherapeutics Corp	Cayman Islands	4/3/06

Stealth BioTherapeutics Inc.	Delaware	10/22/07

Stealth BioTherapeutics (HK) Limited	Hong Kong	9/11/17

3

The following is a list of all other names (including fictitious names, d/b/a’s, trade names or similar names) currently used by each subsidiary of the Company or used during the past five years:

Name	Subsidiary
Stealth Peptides Incorporated	Stealth BioTherapeutics Inc.

The following are the names of all entities which have been merged into a subsidiary of the Company during the five years:

N/A

Name	Subsidiary

The following are the names and addresses of all entities from whom each subsidiary of the Company has acquired any personal property in a transaction not in the ordinary course of business during the past five years, together with the date of such acquisition and the type of personal property acquired (e.g., equipment, inventory, etc.):

N/A

Name	Address	Date of Acquisition	Type of Property	Subsidiary

LOCATIONS OF COMPANY AND ITS SUBSIDIARIES

The Company and each of its subsidiaries maintain books or records at the following addresses:

Complete street and mailing address, including county	Name of Company/Subsidiary
2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers, MC 98000, Monaco	Stealth BioTherapeutics Corp

275 Grove Street, Suite 3-107, Newton, Middlesex County, Massachusetts 02466, USA	Stealth BioTherapeutics Inc.

22/F Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong	Stealth BioTherapeutics (HK) Limited

4

The Company and its subsidiaries own, lease, or occupy real property located at the following addresses and maintain equipment, inventory, or other property at such address:

Complete street and mailing address, including county	Name of Company/Subsidiary	Equipment/Inventory/other Collateral (including $ value)
2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers, MC 98000, Monaco	Stealth BioTherapeutics Corp	N/A

275 Grove Street, Suite 3-107, Newton, Middlesex County, Massachusetts 02466, USA	Stealth BioTherapeutics Inc.	Comp equip. office furniture $936K (gross) See B/S

1946 Washington Street, Unit 30, Newton, MA 02466, USA	Stealth BioTherapeutics Inc.	N/A

22/F Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong	Stealth BioTherapeutics (HK) Limited	N/A

The following are the names and addresses of all warehousemen, bailees, or other third parties who have possession of any of the Company’s inventory, equipment, or other property or that of its subsidiaries:

Name and complete mailing address of third party	Description of assets held with third party including estimated FMV	Name of Company/Subsidiary
Virginia Polytechnic Institute and State University 1051 Integrated Life Science Building 1981 Kraft Drive Blacksburg, VA 24060	In-cell imaging machine, $251,000; Oxygraph-2k Multisensor system, $102,000	Stealth BioTherapeutics Inc.

5

SPECIAL TYPES OF COLLATERAL

The Company and its subsidiaries own (or have any ownership interest in) the following kinds of assets.

Copyrights or copyright applications registered with the U.S. Copyright Office	Yes ☒ No ☐
Software registered with the U.S. Copyright Office	Yes ☐ No ☒
Software not registered with the U.S. Copyright Office	Yes ☐ No ☒
Patents and patent applications Provided to Agent in Data Room (see Section 3).	Yes ☒ No ☐

Trademarks or trademark applications (including any service marks, collective marks and certification marks) Provided to Agent in Data Room (see Section 3).	Yes ☒ No ☐

Licenses to use trademarks, patents and copyrights of others Provided to Agent in Data Room (see Section 3).	Yes ☒ No ☐

Licenses, permits (including environmental), authorizations, or certifications issued by federal, state, or local governments issued to the Company and/or its subsidiaries or with respect to their assets, properties, or businesses

Provided to Agent in Data Room (see Section 2.2).

Yes ☒ No ☐

Stocks, bonds or other securities held by the Company or its subsidiaries in other entities (Company or sub is the stock owner)	Yes ☐ No ☒
Promissory notes, or other instruments or evidence of indebtedness issued in favor of the Company or any of its subsidiaries (Company or sub is the lender)	Yes ☐ No ☒
Leases of equipment, security agreements naming the Company or its subsidiaries as secured party or other chattel paper (Company or sub is the lessor/secured party)	Yes ☐ No ☒
Aircraft	Yes ☐ No ☒
Vessels, Boats or Ships	Yes ☐ No ☒
Railroad Rolling Stock	Yes ☐ No ☒
Motor Vehicles	Yes ☐ No ☒

If the answer is “yes” to any of the above questions, attach a Schedule 5(a) listing each asset owned by the Company and/or its subsidiaries (separately identified and scheduled for each entity) and identifying which party owns the asset, the relevant jurisdiction (such as IP registered in non-U.S. jurisdictions or the jurisdiction under which a motor vehicle is registered), each registration, application, or other identification number, and all other relevant information. In the cases of licenses, include the relevant parties and the specific property being licensed, and, if any licenses are material to the Company’s and/or any of its subsidiaries’ business, provide copies of such licenses.

Provided to Agent in Data Room (see sections noted above).

6

The following are all banks, brokerages, or financial institutions at which the Company and its subsidiaries maintain deposit or securities accounts:

Institution Name and Address	Account Number	Average Balance in Account	Name of Account Owner
Silicon Valley Bank 3003 Tasman Drive, Santa Clara, CA 95054 USA	xxxxxx1856	$50K over last 3 months ending balance	Stealth BioTherapeutics Inc.

Silicon Valley Bank 3003 Tasman Drive, Santa Clara, CA 95054 USA	xxxxxx3337	$2.2M over last 3 months ending balance	Stealth BioTherapeutics Inc.

Silicon Valley Bank 3003 Tasman Drive, Santa Clara, CA 95054 USA	xxxxxx7148	$50K over last 3 months ending balance	Stealth BioTherapeutics Corp

Silicon Valley Bank 3003 Tasman Drive, Santa Clara, CA 95054 USA	xxxxxx3385	$3.8M over last 3 months ending balance	Stealth BioTherapeutics Corp

Standard Chartered Bank (Hong Kong) Ltd. Standard Chartered Bank Building 4-4A Des Voeux Road C., Hong Kong	xxxxxx1048	$0	Stealth BioTherapeutics (HK) Limited

Does or is it contemplated that the Company will regularly receive letters of credit from customers or other third parties to secure payments of sums owed to the Company? The following is a list of letters of credit naming the Company as “beneficiary” thereunder:

N/A

LC Number	Name of LC Issuer	LC Applicant

7

DEBT/ENCUMBRANCES

The Company and its subsidiaries have the following outstanding debt for money borrowed (whether or not convertible) (please attach copies of all instruments evidencing the debt):

Name and Address of Lender	Original Principal Amount/ Principal Outstanding	Maturity Date	Secured/Unsecured (if secured, complete 6(b))
Morningside Venture (I) Investments Limited 2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers, MC 98000, Monaco	52,357,333.33 USD/ 52,357,333.33 USD	January 10, 2020	Unsecured

Pivotal Beta Limited [ADDRESS]	15,000,000 USD / 15,000,000 USD	January 10, 2020	Unsecured

Do not list debt that is to be repaid prior to or concurrently with the Hercules Capital, Inc. loan.

The Company’s and its subsidiaries’ properties are subject to the following liens or encumbrances:

N/A

Name of Holder of Lien/Encumbrance	Description of Property Encumbered	Name of Company/Subsidiary
Hines Global Reit Riverside Center, LLC	Landlord security deposit in the amount of $325,000	Stealth BioTherapeutics Inc.

Woodland Station LLC	Landlord security deposit in the amount of $517.50	Stealth BioTherapeutics Inc.

Do not list liens that are to be terminated prior to or concurrently with the Hercules Capital, Inc. loan.

GOVERNMENT REGULATION

The Company and its subsidiaries are subject to regulation by the following federal, state or local government entity or any department, agency, or instrumentality thereof:

Name of Regulatory Entity	Description of Regulation	Company/Subsidiary
United States Food and Drug Administration	Regulations and guidance’s with respect to investigational drug development for human use	Company ☐ or Name of Sub Stealth Bio Therapeutics Inc.

Ex-US drug regulatory authorities	Local competent authority regulations and ICH with respect to investigational drug development for human use	Company ☐ or Name of Sub Stealth Bio Therapeutics Inc.

8

LITIGATION

The following is a complete list of pending and threatened litigation or claims involving amounts claimed against the Company in an indefinite amount or in excess of $50,000 in each case:                         .

N/A

The following are the only claims which the Company has against others (other than claims on accounts receivable), which the Company is asserting or intends to assert, and in which the potential recovery exceeds $50,000:                         .

N/A

TAXES

The following taxes are currently outstanding and unpaid:

Assessing Authority	Amount and Description
N/A	N/A

INSURANCE BROKER

The following broker handles the Company’s property and liability insurance:

Broker	Contact	Telephone	Fax	Email
Arthur J. Gallagher & Co	Amy M. Sinclair	P: 617.646.0266	617.646.0400	amy_sinclair@ajg.com

9

OFFICERS OF THE COMPANY AND ITS SUBSIDIARIES

The following are the names and titles of the officers of the Company and its subsidiaries.

Office/Title	Name of Officer	Name of Company/Subsidiary
President and Chief Executive Officer	Reenie McCarthy	Stealth BioTherapeutics Inc.

Chief Scientific Officer	Mark J. Bamberger, Ph.D.	Stealth BioTherapeutics Inc.

Chief Business Officer	Brian D. Blakey, Pharm.D.	Stealth BioTherapeutics Inc.

Chief Clinical Development Officer	James R. Carr, Pharm.D.	Stealth BioTherapeutics Inc.

Interim Chief Financial Officer	Daniel E. Geffken	Stealth BioTherapeutics Inc.

Director	Francis Wen-Hou Chen	Stealth BioTherapeutics Corp

Director	George Ka Ki Chang	Stealth BioTherapeutics Corp

Director	Louise Mary Garbarino	Stealth BioTherapeutics Corp

IRS FORM W9

The Company’s completed and executed IRS Form W9 is attached hereto as Exhibit A.

Provided to Agent in Data Room (see Section 6).

LEGAL COUNSEL

The following attorney(s) will represent the Company in connection with the loan documents:

Name of Attorney	Name of law firm / address	Telephone	Fax	Email
Jamie Class	Wilmer Cutler Pickering Hale and Dorr LLP	(617) 526-6871	(617) 526-5000	jamie.class@wilmerhale.com

10

HEALTHCARE MATTERS

The following is a description of any facts and circumstances where the facilities or licensed employees and contractors of the Company or any of its subsidiaries, in their respective duties on behalf of the Company or such subsidiary, are not in compliance with any applicable healthcare laws or, to the knowledge of the Company or any subsidiary, any presently existing circumstances which would result or likely would result in material violations of such healthcare laws, including all federal, state or local laws, rules, regulations governing or regulating the provision of, or payment for, medical services, or the sale of medical supplies:                         .

N/A

The following is a description of any circumstances where the Company or any of its subsidiaries has not maintained in all material respects all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration (“FDA”), Drug Enforcement Agency and State Boards of Pharmacy, as required by applicable healthcare laws:                         .

N/A

FDA AND RELATED REGULATORY MATTERS

The following is a list of all products designed, manufactured, distributed and/or sold by or for the Company or any of its subsidiaries that are subject to regulatory review and approval by the FDA:

Clinical investigational product, elamipretide (MTP-131), and clinical investigational product SBT- 020. Stealth BioTherapeutics does not have any approved products.

The following is a complete description of any FDA protocols applicable to products designed, produced, sold or distributed by the Company or its subsidiaries:

Provided to Agent in Data Room (see Sections 2.3.1 and 2.7.3).

The following is a description of any pending or threatened federal (DOJ, FDA, FTC, or other entity) or state or foreign government civil or criminal legal actions including, but not limited to, consent decrees, injunctions, product seizures, civil penalties, untitled letters, Warning Letters, and import detentions within the past five years, and attached hereto are copies of all related documentation and a summary of any investigative inquiries received from any government entity within the past five years related to products or regulatory compliance, including current status of inquiry: None.

The following is a description of all information, analysis, status, and plans to evaluate any pending safety issue (including product-specific or relevant class issues): None.

The following is a description of any of the following that has occurred during the past five years: (i) all sites inspected by FDA, including dates, location, and outcome of inspection; (ii) all FDA Establishment Inspection Reports (“EIRs”) and all related correspondence and documentation, including Company’s written responses and documentation of corrective actions; (iii) all FDA Form 483s and all related correspondence and documentation, including Company’s written responses and documentation of corrective actions; and (iv) all site inspections by state or local regulatory authorities related to drug or medical device products: None.

11

The following is a description of (and attached hereto are copies of) all federal, state, local and foreign governmental, quasi-governmental or regulatory permits, licenses, consents, approvals, clearances, authorizations, registrations, filings and entitlements (including import/export licenses/certificates) regarding organization, regulated products and current and future projects or services that are material to the Company or any of its subsidiaries (please indicate on the list the expiration date, if any, of the items and any requirements for new applications or notifications):

US (elamipretide)

IND 105,952 - Division of Cardiovascular and Renal Products

IND 114,243 - Division of Transplant and Ophthalmology Products IND 123,553 - Division of Neurology Products

IND 137,429 – Division of Neurology Products

EU

Elamipretide: EudraCT-No: 2016-000126-19 – SPIHF-204: A Phase 2 Randomized, Double-Blind, Placebo-Controlled Study to Evaluate the Cardiac and Renal Effects of Short Term Treatment with Elamipretide in Patients Hospitalized with Congestion due to Heart Failure.

Elamipretide: EudraCT-No: 2014-005724-10 - SPIHF-201: A Phase 2 Randomized, Double-Blinded, Placebo-Controlled Study to Evaluate the Effects of Multiple Subcutaneous Injections of Elamipretide on Left Ventricular Function in Subjects with Stable Heart Failure with Reduced Ejection Fraction

Elamipretide: EudraCT-No: 2015-005615-32 – SPIHF-203: A Phase 2 Randomized, Double-Blinded, Placebo-Controlled Study to Evaluate the Effects of 4 Weeks Treatment with Subcutaneous Elamipretide on Left Ventricular Function in Subjects with Stable Heart Failure with Preserved Ejection Fraction

Elamipretide: EudraCT-No: 2017-002447-15 – SPIMM-301: A Phase 3 Randomized, Double-Blind, Parallel-Group, Placebo-Controlled Trial to Evaluate the Efficacy and Safety of Daily Subcutaneous Injections of Elamipretide in Subjects with Primary Mitochondrial Myopathy Followed by an Open-Label Treatment Extension

SBT-020: EudraCT-No: 2016-003730-25 – SBT20-102: A Two Part Study to Assess the Safety, Pharmacokinetics and Pharmacodynamics of SBT-020 in Patients with Early Stage Huntington’s Disease

12

The following is a description of (and attached hereto are copies of) any documentation regarding the potential failure of Company or any of its subsidiaries to manufacture in accordance with FDA’s cGMP requirements (or the foreign counterpart of any of these requirements), including internal and third-party audit reports and related documentation: None.

The following is a description of all current clinical investigations sponsored by Company or its subsidiaries, including a list of all study protocols, study sites, and clinical investigators involved at each site and any documentation or notices received from a governmental authority (including the FDA) stating that such clinical trials are not being conducted in material accordance with applicable FDA requirements:

Provided to Agent in Data Room (See “Summary of Clinical Trials” documents in Sections 2.1 and 2.7.1)

The following is a description of (and attached hereto are copies of) any documentation regarding any recalls, corrections, removals, field actions, field notifications, market withdrawals, Dear Doctor Letters, and safety alerts related to the products of Company or its subsidiaries within the past five years: None.

13

The Company acknowledges that your acceptance of this Perfection Certificate and any continuation pages does not imply any commitment on your part to enter into a loan transaction with the Company, and that any such commitment may only be made by an express written loan commitment, signed by one of your authorized officers.

Date:

STEALTH BIOTHERAPEUTICS CORP

Signature:	/s/ Louise Garbarino
Name: Louise Garbarino
Title: Director

STEALTH BIOTHERAPEUTICS INC.

Signature:	/s/ Reenie McCarthy
Name: Reenie McCarthy
Title: President and Secretary

Signature Page to Perfection Certificate

14

Continuation Page - Additional Information

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Exhibit A

IRS Form W9

Provided to Agent in Data Room (see Section 9).

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Second Amendment”), dated as of July 26, 2018 (the “Second Amendment Effective Date”), is made among STEALTH BIOTHERAPEUTICS CORP, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number 165223 (“Stealth Cayman”), STEALTH BIOTHERAPEUTICS INC., a Delaware corporation (“Stealth Delaware” and, together with Stealth Cayman, hereinafter individually and collectively referred to as “Borrower”), HERCULES CAPITAL, INC., a Maryland corporation (“Hercules”), in its capacity as administrative agent and collateral agent for itself and Lender (in such capacity, “Agent”).

WHEREAS, the Lender has advanced U.S.$20 million to the Borrower under the Tranche 1 Advance, Tranche 2 Advance and Tranche 3 Advance under the Loan and Security Agreement dated as of June 30, 2017, as amended by that certain First Amendment to Loan and Security Agreement dated as of March 12, 2018, by and among the Borrower, Hercules and Agent (the “Loan and Security Agreement”); and

WHEREAS, the Borrower, Agent and Lender have agreed to certain amendments to the Loan and Security Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency thereof being hereby acknowledged, the parties hereto agree as follows:

SECTION 1    Definitions; Interpretation.

(a)    Terms Defined in Loan and Security Agreement. All capitalized terms used in this Second Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan and Security Agreement.

(b)    Interpretation. The rules of interpretation set forth in Section 1 of the Loan and Security Agreement shall be applicable to this Second Amendment and are incorporated herein by this reference.

SECTION 2    Amendments to the Loan and Security Agreement.

(a)    Amendments. The Loan and Security Agreement shall be amended as follows effective as of the Second Amendment Effective Date:

(i)    New Definitions. The following definitions are added to Section 1.1 in their proper alphabetical order:

“HKSE” means The Stock Exchange of Hong Kong Limited.

“Hong Kong IPO” means the initial public offering and listing of Stealth Cayman’s ordinary shares (or the ordinary shares or other securities of any direct or indirect parent entity of Stealth Cayman) on the Main Board of the HKSE.

“Performance Milestone 6” means satisfaction of each of the following: (a) no Event of Default has occurred and is continuing, and (b) prior to July 31, 2018, Stealth Cayman has filed a Form A1 in connection with a potential Hong Kong IPO, and HKSE has acknowledged receipt of the listing application. It is acknowledged and agreed that Performance Milestone 6 has occurred.

“Performance Milestone 7” means satisfaction of each of the following: (a) no Event of Default has occurred and is continuing, (b) achievement of Performance Milestone 6, and (c) as of August 31, 2018, Stealth Cayman is continuing to proceed towards the completion of the Hong Kong IPO as evidenced by progress towards or completion of a hearing of the listing committee of the HKSE, as determined by Agent in its reasonable discretion.

“Performance Milestone 8” means satisfaction of each of the following : (a) no Event of Default has occurred and is continuing, (b) achievement of Performance Milestone 7, (c) Stealth Cayman has completed a Hong Kong IPO resulting in at least U.S.$100,000,000 of gross proceeds, and (c) the net proceeds of such Hong Kong IPO are deposited and held in a Deposit Account subject to an Account Control Agreement in favor of Agent.

“Second Amendment Effective Date” means July 26, 2018.

“Stealth WFOE” shall mean Stealth BioTherapeutics (Shanghai) Limited, a limited liability company established in the People’s Republic of China.

(ii)    Amended and Restated Definitions. The following definitions are hereby amended and restated as follows:

“Amortization Date” means August 1, 2018; provided however, because Performance Milestone 6 has occurred, it means September 1, 2018; provided further, if Performance Milestone 7 occurs, then October 1, 2018; provided further, if Performance Milestone 8 occurs, then April 1, 2019. Notwithstanding the foregoing, if prior to October 1, 2018 Performance Milestone 8 has not yet occurred but Borrower is continuing to progress towards the completion of a Hong Kong IPO, then upon Borrower’s written request to Lender on or before October 1, 2018, Lender may elect in its sole discretion to further extend the Amortization Date to November 1, 2018.

(iii)    Amended Definitions. The following definitions are hereby amended as follows:

The definition of “Change in Control” is hereby amended by adding the following words immediately before the period: “; and provided further, that the Hong Kong IPO shall not be deemed a Change in Control”.

“The definition of “Permitted Investment” is hereby amended by replacing the word “and” in clause (xvi) thereof with a comma and adding the following words immediately before the period: “and (xvi) any newly formed Subsidiaries formed after the Closing Date if formed in compliance with Section 7.13 hereof”.

(iv)    Section 2.2(a). Section 2.2(a) is hereby amended by deleting the penultimate sentence and replacing it with the following:

“Subject to the terms and conditions of this Agreement, and conditioned on approval by Lender’s investment committee in its sole and unfettered discretion, beginning on the date Borrower achieves Performance Milestone 8 and continuing through September 30, 2019,

Borrower may request and Lender shall at its sole discretion make additional Term Loan Advances in an aggregate principal amount up to U.S.$20,000,000 in minimum increments of U.S.$5,000,000 (each a “Tranche 4 Advance”).

(v)    Section 2.6. Section 2.6 is hereby amended and restated as follows.

“End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge in an amount equal to (a) U.S.$1,200,000 plus (b) five percent (5%) of the aggregate principal amount of all Tranche 4 Advances made (the “End of Term Charge”). Notwithstanding the required payment date of any charges or fees due under this Section 2.6, such charge or fee shall be deemed earned by Lender as follows: U.S.$750,000 earned as of the Closing Date, U.S.$250,000 earned as of March 15, 2018, U.S.$200,000 earned as of the Second Amendment Effective Date, and 5% of the aggregate principal amount of all Tranche 4 Advances made as of the Advance Date of each such Advance.

(vi)    Section 7.12. Section 7.12 is hereby amended and restated as follows.

“Deposit Accounts. Neither Borrower nor any Subsidiary (other than the MSC) shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement. The provisions of the previous sentence shall not apply to (i) Stealth Cayman’s account number XXXX6289 held at Standard Chartered Bank (Hong Kong) Ltd., provided that the amount deposited therein shall not exceed U.S.$250,000, (ii) Stealth HK’s account number XXX-X-XXX104-8 held at Standard Chartered Bank (Hong Kong) Ltd., provided that the amount deposited therein shall not exceed U.S.$100,000 at any one time, and (iii) Deposit Accounts of Stealth WFOE, provided that the amount deposited therein shall not exceed U.S.$100,000 at any one time.”

(vii)    Section 7.19. Section 7.19 is hereby amended and restated as follows:

“(a)    Stealth HK. Borrower agrees that Stealth HK shall not: (i) as of any time of determination, hold any assets or be liable for any liabilities in excess of U.S.$100,000, in each case in the aggregate; (ii) receive any Cash from any Person in excess of U.S.$100,000 in the aggregate in any fiscal year; or (iii) own or otherwise have the right to use any Intellectual Property or any exclusive licenses for the use of any (a) Intellectual Property of Borrower or its Subsidiaries or (b) Borrower Products of Borrower or its Subsidiaries.

(b)    Stealth WFOE. Borrower agrees that Stealth WFOE shall not: (i) as of any time of determination, hold any assets or be liable for any liabilities in excess of U.S.$100,000, in each case in the aggregate; (ii) receive any Cash from any Person in excess of U.S.$100,000 in the aggregate in any fiscal year; or (iii) own or otherwise have the right to use any Intellectual Property or any exclusive licenses for the use of any (a) Intellectual Property of Borrower or its Subsidiaries or (b) Borrower Products of Borrower or its Subsidiaries.”

(viii)    Section 8.1. The third paragraph of Section 8.1 is hereby amended and restated as follows:

“The first paragraph of this Section 8.1 shall terminate upon the occurrence of the Hong Kong IPO. Subject to the foregoing sentence, this Section 8.1, and all rights and obligations hereunder, shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, the Loan Agreement and shall terminate on the 10th anniversary of this Agreement (ie. June 30, 2027).”

(ix)    Section 9.3. Section 9.3 is hereby amended and restated as follows:

“Material Adverse Effect. A circumstance has occurred that has had a Material Adverse Effect; provided that solely for purposes of this Section 9.3, the failure to achieve Performance Milestone 1, Performance Milestone 2, Performance Milestone 3, Performance Milestone 4, Performance Milestone 5, Performance Milestone 6, Performance Milestone 7 or Performance Milestone 8, in each case in and of itself, shall not constitute a Material Adverse Effect; or”

(x)    Schedules and Exhibits. The following schedule and exhibits of the Loan and Security Agreement shall be updated and delivered to Agent, in form and substance reasonably satisfactory to Agent, by July 31, 2018: Exhibit E, Schedule 1, Schedule 1A and Schedule 5.14.

(b)    Approval of Investments in Stealth WFOE. Pursuant to clause (x) of the definition of “Permitted Investment,” the Required Lenders hereby approves Investments in Stealth WFOE not to exceed U.S.$100,000 in the aggregate in any fiscal year.

(c)    References Within Loan and Security Agreement. Each reference in the Loan and Security Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Loan and Security Agreement as amended by this Second Amendment.

SECTION 3    Conditions of Effectiveness. The effectiveness of this Second Amendment shall be subject to the satisfaction of each of the following conditions precedent:

(a)    All fees and expenses required to be paid under the Loan Agreement shall have been paid.

(b)    Agent shall have received this Second Amendment, executed by Agent, Lender and Borrower.

(c)    Representations and Warranties; No Default. On the Second Amendment Effective Date, after giving effect to the waivers under and amendment of the Loan and Security Agreement contemplated hereby:

(i)    The representations and warranties contained in 4 of this Second Amendment shall be true and correct on and as of the Second Amendment Effective Date as though made on and as of such date; and

(ii)    There exist no Events of Default or events that with the passage of time would result in an Event of Default.

SECTION 4    Representations and Warranties. To induce the Agent and Lender to enter into this Second Amendment, Borrower hereby confirms, as of the date hereof, (a) that the representations and warranties made by it in Section 5 of the Loan and Security Agreement and in the other Loan Documents are true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; (b) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. For the purposes of this Section 4, (i) each reference in Section 5 of the Loan and Security Agreement to “this Agreement,” and the words “hereof,” “herein,” “hereunder,” or words of like import in such Section, shall mean and be a reference to the Loan and Security Agreement as amended by this Second Amendment, and (ii) any representations and warranties which relate solely to an earlier date shall not be deemed confirmed and restated as of the date hereof (provided that such representations and warranties shall be true, correct and complete as of such earlier date)..

SECTION 5    Miscellaneous.

(a)    Loan Documents Otherwise Not Affected; Reaffirmation. Except as expressly amended pursuant hereto or referenced herein, the Loan and Security Agreement and the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects. Lender’s and Agent’s execution and delivery of, or acceptance of, this Second Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future. Borrower hereby reaffirms the grant of security under Section 3 of the Loan and Security Agreement and hereby reaffirms that such grant of security in the Collateral secures all Secured Obligations under the Loan and Security Agreement, including without limitation any Term Loans funded on or after the Second Amendment Effective Date, as of the date hereof.

(b)    Conditions. For purposes of determining compliance with the conditions specified in Section 34, each Lender that has signed this Second Amendment (which constitute all Lenders) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

(c)    Release. In consideration of the agreements of Agent and each Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lender and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Second Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan and Security Agreement, or any of the other Loan Documents or transactions thereunder or related thereto. Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above. Borrower waives the provisions of California Civil Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(d)    No Reliance. Borrower hereby acknowledges and confirms to Agent and Lender that Borrower is executing this Second Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(e)    Costs and Expenses. Borrower agrees to pay to Agent within ten (10) days of its receipt of an invoice (or on the Second Amendment Effective Date to the extent invoiced on or prior to the Second Amendment Effective Date), the out-of-pocket costs and expenses of Agent and Lender party hereto, and the fees and disbursements of counsel to Agent and Lender party hereto (including allocated costs of internal counsel), in connection with the negotiation, preparation, execution and delivery of this Second Amendment and any other documents to be delivered in connection herewith on the Second Amendment Effective Date or after such date.

(f)    Binding Effect. This Second Amendment binds and is for the benefit of the successors and permitted assigns of each party.

(g)    Governing Law. THIS SECOND AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF CALIFORNIA), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL.

(h)    Complete Agreement; Amendments. This Second Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Second Amendment and the Loan Documents merge into this Second Amendment and the Loan Documents.

(i)    Severability of Provisions. Each provision of this Second Amendment is severable from every other provision in determining the enforceability of any provision.

(j)    Counterparts. This Second Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Amendment. Delivery of an executed counterpart of a signature page of this Second Amendment by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

(k)    Loan Documents. This Second Amendment and the documents related thereto shall constitute Loan Documents.

[Balance of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment, as of the date first above written.

BORROWER:

STEALTH BIOTHERAPEUTICS CORP, as Borrower

By:	/s/ Reenie McCarthy
Name:	Reenie McCarthy
Title:	Executive Director

STEALTH BIOTHERAPEUTICS INC., as Borrower

By:	/s/ Henry Hess
Name:	Henry H. Hess
Title:	Corporate Counsel

[Signature Page to Second Amendment to Loan and Security Agreement (Hercules/Stealth)]

AGENT

HERCULES CAPITAL, INC, as Agent

By:	/s/ Jennifer Choe
Name:	Jennifer Choe
Title:	Assistant General Counsel

LENDER:

HERCULES FUNDING II, LLC, as Lender

By:	/s/ Jennifer Choe
Name:	Jennifer Choe
Title:	Assistant General Counsel

[Signature Page to Second Amendment to Loan and Security Agreement (Hercules/Stealth)]

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Third Amendment”), dated as of October 10, 2018 (the “Third Amendment Date”), and effective as of October 1, 2018 (the “Third Amendment Effective Date”), is made among STEALTH BIOTHERAPEUTICS CORP, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number 165223 (“Stealth Cayman”), STEALTH BIOTHERAPEUTICS INC., a Delaware corporation (“Stealth Delaware” and, together with Stealth Cayman, hereinafter individually and collectively referred to as “Borrower”), HERCULES CAPITAL, INC., a Maryland corporation (“Hercules”), in its capacity as administrative agent and collateral agent for itself and Lender (in such capacity, “Agent”).

WHEREAS, the Lender has advanced U.S.$20 million to the Borrower under the Tranche 1 Advance, Tranche 2 Advance and Tranche 3 Advance under the Loan and Security Agreement dated as of June 30, 2017, as amended by that certain First Amendment to Loan and Security Agreement dated as of March 12, 2018, by and among the Borrower, Hercules and Agent, and as amended by that certain Second Amendment to Loan and Security Agreement dated as of July 26, 2018, by and among the Borrower, Hercules and Agent (and as further amended from time to time, the “Loan and Security Agreement”); and

WHEREAS, the Borrower, Agent and Lender have agreed to certain amendments to the Loan and Security Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency thereof being hereby acknowledged, the parties hereto agree as follows:

SECTION 1    Definitions; Interpretation.

(a)    Terms Defined in Loan and Security Agreement. All capitalized terms used in this Third Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan and Security Agreement.

(b)    Interpretation. The rules of interpretation set forth in Section 1 of the Loan and Security Agreement shall be applicable to this Third Amendment and are incorporated herein by this reference.

SECTION 2    Amendments to the Loan and Security Agreement.

(a)    Amendments. The Loan and Security Agreement shall be amended as follows effective as of the Third Amendment Effective Date:

(i)    New Definition. The following definition is added to Section 1.1 in its proper alphabetical order:

“Third Amendment Date” means October 10, 2018.

(ii)    Amended and Restated Definition. The following definition is hereby amended and restated as follows:

“Amortization Date” means December 1, 2018; provided however, if Performance Milestone 8 occurs, then April 1, 2019.

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(iii)    Amended Definition. The following definition is hereby amended as follows:

The definition of “Performance Milestone 7” is hereby amended by adding the following sentence to the end of such definition: “It is acknowledged and agreed that Performance Milestone 7 has occurred.”

(iv)    Section 2.6. Section 2.6 is hereby amended and restated as follows.

“End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge in an amount equal to (a) U.S.$1,250,000 plus (b) five percent (5%) of the aggregate principal amount of all Tranche 4 Advances made (the “End of Term Charge”). Notwithstanding the required payment date of any charges or fees due under this Section 2.6, such charge or fee shall be deemed earned by Lender as follows: U.S.$750,000 earned as of the Closing Date, U.S.$250,000 earned as of March 15, 2018, U.S.$200,000 earned as of the Second Amendment Effective Date, U.S.$50,000 earned as of the Third Amendment Date, and 5% of the aggregate principal amount of all Tranche 4 Advances made as of the Advance Date of each such Advance.

(b) Waiver and Consent. The Lender and Agent waive any default or Event of Default arising from the failure of the Borrower to deliver updates to Exhibit E and Schedules 1, 1A and 5.14 on or prior to July 31, 2018, as required pursuant to the Second Amendment to Loan and Security Agreement. The Borrower agrees to deliver to Agent updates to such exhibit and schedules, in form and substance reasonably satisfactory to Agent, by October 31, 2018.

(c) References Within Loan and Security Agreement. Each reference in the Loan and Security Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Loan and Security Agreement as amended by this Third Amendment.

SECTION 3    Conditions of Effectiveness. The effectiveness of this Third Amendment shall be subject to the satisfaction of each of the following conditions precedent:

(a) Fees and Expenses. All fees and expenses required to be paid under the Loan Agreement shall have been paid.

(b) This Third Amendment. Agent shall have received this Third Amendment, executed by Agent, Lender and Borrower.

(c) Financing Event. Borrower shall have received at least Fifteen Million Dollars ($15,000,000) in unrestricted (including not subject to any clawback, redemption, escrow or similar contractual restriction) gross cash proceeds from one or more Subordinated Indebtedness financings of Borrower after October 1, 2018 and on or prior to the Third Amendment Date, which proceeds shall have been received in an account subject to an Account Control Agreement.

(d) Representations and Warranties; No Default. On the Third Amendment Date, after giving effect to the waivers under and amendment of the Loan and Security Agreement contemplated hereby:

(i) The representations and warranties contained in Section 4 of this Third Amendment shall be true and correct on and as of the Third Amendment Date as though made on and as of such date; and

(ii) There exist no Events of Default or events that with the passage of time would result in an Event of Default.

SECTION 4    Representations and Warranties. To induce the Agent and Lender to enter into this Third Amendment, Borrower hereby confirms, as of the date hereof, (a) that the representations and warranties made by it in Section 5 of the Loan and Security Agreement and in the other Loan Documents are true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; (b) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. For the purposes of this Section 4, (i) each reference in Section 5 of the Loan and Security Agreement to “this Agreement,” and the words “hereof,” “herein,” “hereunder,” or words of like import in such Section, shall mean and be a reference to the Loan and Security Agreement as amended by this Third Amendment, and (ii) any representations and warranties which relate solely to an earlier date shall not be deemed confirmed and restated as of the date hereof (provided that such representations and warranties shall be true, correct and complete as of such earlier date)

SECTION 5    Miscellaneous.

(a) Loan Documents Otherwise Not Affected; Reaffirmation. Except as expressly amended pursuant hereto or referenced herein, the Loan and Security Agreement and the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects. Lender’s and Agent’s execution and delivery of, or acceptance of, this Third Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future. Borrower hereby reaffirms the grant of security under Section 3 of the Loan and Security Agreement and hereby reaffirms that such grant of security in the Collateral secures all Secured Obligations under the Loan and Security Agreement, including without limitation any Term Loans funded on or after the Third Amendment Date, as of the date hereof.

(b) Conditions. For purposes of determining compliance with the conditions specified in Section 34, each Lender that has signed this Third Amendment (which constitute all Lenders) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

(c) Release. In consideration of the agreements of Agent and each Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lender and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Third Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan and Security Agreement, or any of the other Loan Documents or transactions thereunder or related thereto. Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above. Borrower waives the provisions of California Civil Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(d) No Reliance. Borrower hereby acknowledges and confirms to Agent and Lender that Borrower is executing this Third Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(e) Costs and Expenses. Borrower agrees to pay to Agent within ten (10) days of its receipt of an invoice (or on the Third Amendment Date to the extent invoiced on or prior to the Third Amendment Date), the out-of-pocket costs and expenses of Agent and Lender party hereto, and the fees and disbursements of counsel to Agent and Lender party hereto (including allocated costs of internal counsel), in connection with the negotiation, preparation, execution and delivery of this Third Amendment and any other documents to be delivered in connection herewith on the Third Amendment Date or after such date.

(f) Binding Effect. This Third Amendment binds and is for the benefit of the successors and permitted assigns of each party.

(g) Governing Law. THIS THIRD AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF CALIFORNIA), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL.

(h) Complete Agreement; Amendments. This Third Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Third Amendment and the Loan Documents merge into this Third Amendment and the Loan Documents.

(i) Severability of Provisions. Each provision of this Third Amendment is severable from every other provision in determining the enforceability of any provision.

(j) Counterparts. This Third Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Amendment. Delivery of an executed counterpart of a signature page of this Third Amendment by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

(k) Loan Documents. This Third Amendment and the documents related thereto shall constitute Loan Documents.

[Balance of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Third Amendment, as of the date first above written.

BORROWER:

STEALTH BIOTHERAPEUTICS CORP, as Borrower

By:	/s/ Louise Garbarino
Name:	Louise Garbarino
Title:	Authorized Signatory

STEALTH BIOTHERAPEUTICS INC., as Borrower

By:	/s/ Reenie McCarthy
Name:	Reenie McCarthy
Title:	President and CEO

[Signature Page to Third Amendment to Loan and Security Agreement (Hercules/Stealth)]

AGENT AND LENDER:

HERCULES CAPITAL, INC, as Agent and Lender

By:	/s/ Jennifer Choe
Name:	Jennifer Choe
Title:	Assistant General Counsel

[Signature Page to Third Amendment to Loan and Security Agreement (Hercules/Stealth)]